UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
SmartFinancial, Inc.
(Name of Registrant as Specified in its Charter)
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(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

5401 Kingston Pike, Suite 600
Knoxville, Tennessee 37919
April 11, 2023
Dear Shareholder:
You are cordially invited to attend the annual meeting of shareholders (the “Annual Meeting”) of SmartFinancial, Inc. (the “Company”), which will be held at the SmartBank executive office, 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919, on Thursday, May 25, 2023, at 2:30 p.m., Eastern Daylight Time.
At the meeting, you will be asked to vote on proposals to: (i) elect as directors the 11 nominees named in the accompanying proxy materials; (ii) ratify the appointment of our independent registered public accounting firm for our fiscal year ending December 31, 2023; (iii) approve, on a non-binding advisory basis, the compensation of SmartFinancial’s named executive officers as listed in the accompanying proxy materials; and (iv) consider other matters as may properly come before the annual meeting or any adjournment of the meeting.
Pursuant to the Securities and Exchange Commission’s “notice and access” rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or about April 11, 2023, a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders of record and beneficial owners as of the close of business on March 28, 2023, the record date for the meeting. On the date of mailing of the Notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials on our website at www.smartfinancialinc.com.
The Notice will also identify (i) the date, time, and location of the Annual Meeting; (ii) the proposals to be acted upon at the Annual Meeting and the recommendation of our Board of Directors with regard to each proposal; (iii) a toll-free telephone number, an email address, and a website where shareholders can request a paper or e-mail copy of the proxy statement and a form of proxy relating to the Annual Meeting; (iv) information about how to access and vote using the form of proxy; and (v) information about how to obtain directions to attend the Annual Meeting and vote in person. These proxy materials will be available free of charge.
Your vote is important. We encourage you to access and read the proxy materials. If you attend the Annual Meeting, you may vote in person even if you previously voted by proxy. Whether you expect to be present at the Annual Meeting, please vote and submit your proxy as soon as possible as the accompanying proxy materials instruct. Promptly voting will help ensure that the greatest number of shareholders of the Company are present whether in person or by proxy.
Thank you for your interest and support.
Sincerely,

William Y. (“Billy”) Carroll, Jr. President and Chief Executive Officer	Wesley M. (“Miller”) Welborn Chairman

Important Notice Regarding the Availability of Proxy Materials
In accordance with rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of the proxy materials to each shareholder of record or beneficial owner, we are furnishing proxy materials, which include this proxy statement, to our shareholders over the Internet. If you want to receive a paper or e-mail copy of these documents or documents for all future shareholder meetings, you must request one. There is no charge to you for requesting a copy. Please make your request by contacting Frank Hughes by phone at (423) 385-3009 or email at frank.hughes@smartbank.com on or before May 11, 2023 to facilitate timely delivery. You will not otherwise receive a paper or e-mail copy of these documents.
We have mailed a Notice of Internet Availability of Proxy Materials (“Notice”) to you, which will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials.
The Notice will be available to shareholders on or about April 11, 2023.

SMARTFINANCIAL, INC.
5401 Kingston Pike, Suite 600
Knoxville, Tennessee 37919
April 11, 2023
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 25, 2023
General
Our Board of Directors has made this proxy statement and accompanying proxy card available to you on the Internet or, upon your request, has delivered such materials to you in printed form in connection with its solicitation of proxies for use at the 2023 Annual Meeting of our shareholders (the “Annual Meeting”) to be held at 2:30 p.m., Eastern Daylight Time, on Thursday, May 25, 2023, at the SmartBank executive office, 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919. The Board is soliciting proxies for the purposes set forth in the Notice of Internet Availability of Proxy Materials that we mailed to you on or about April 11, 2023 (the “Notice”).
The purposes of the Annual Meeting are:
(i)	to elect as directors the 11 nominees named in these proxy materials (“Proposal Number One”);
(ii)	to ratify the appointment of our independent registered public accounting firm for our fiscal year ending December 31, 2023 (“Proposal Number Two”);
(iii)	to approve, on a non-binding advisory basis, the compensation of SmartFinancial’s named executive officers as listed in these proxy materials (“Proposal Number Three”); and
(iv)	to consider other business as may properly come before the Annual Meeting or any adjournment of the meeting.
This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. We encourage you to read it carefully. We are distributing this proxy statement on or about April 11, 2023. In this proxy statement, the terms “we,” “our,” “ours,” “us,” “SmartFinancial”, “SMBK” and the “Company” refer to SmartFinancial, Inc. The term “SmartBank” refers to our wholly owned bank subsidiary, which is a Tennessee banking corporation. The terms “Board” and “Board of Directors” refer to the Board of Directors of SmartFinancial.
We do not know of any business that will be presented for consideration at the Annual Meeting other than the matters described above and in this proxy statement. This proxy statement is dated April 11, 2023, and is being mailed or otherwise made available to the shareholders of SmartFinancial on or about April 11, 2023, along with the form of proxy.
Voting information
The Board set March 28, 2023 as the record date for the Annual Meeting. Holders of shares of our common stock at the close of business on the record date are entitled to attend the Annual Meeting and vote on the proposals brought forth during the Annual Meeting. Each share of our common stock is entitled to one vote. Shareholders do not have cumulative voting rights. There were 17,004,092 shares of common stock outstanding on the record date (inclusive of 196,648 unvested shares of restricted stock having voting rights). The presence of holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining the number of shares present at the Annual Meeting for the purposes of determining the presence of a quorum.
Many of our shareholders hold their shares through a bank, broker, or other nominee rather than directly in their own name. If you hold our shares in “street name” through a bank, broker, or other nominee, you are considered to be the beneficial owner of those shares held in street name, and your bank, broker, or other nominee, who is considered the shareholder of record with respect to those shares, is forwarding these materials to you. As the beneficial owner of shares held in street name, you have the right to direct your bank, broker, or other nominee how to vote. As the beneficial owner of shares held in street name, you are also invited to attend the Annual Meeting. However, since your bank, broker, or other nominee, and not you, is the shareholder of record, you may not vote shares held in street name in person at the Annual Meeting unless you obtain a signed “legal proxy” from your bank, broker, or other nominee giving you the right to vote the shares. Your bank, broker, or other nominee has enclosed or provided with this proxy statement a voting instruction card for you to use to direct your bank, broker, or other nominee how to vote your shares.
If a share is represented for any purpose at the Annual Meeting by the presence of the registered owner of that share or a person holding a valid proxy for the registered owner of that share, it is deemed to be present for the purpose of establishing a quorum. Therefore, valid proxies which are marked “Abstain” or “Withhold” or as to which no vote is marked, including broker non-votes (which are described below), will be included in determining the number of votes present or represented at the Annual Meeting. When you sign the proxy card or submit your vote via the Internet or by telephone, you appoint William (“Billy”) Y. Carroll, Jr. and Wesley M. (“Miller”) Welborn as your representatives, each with power of substitution, at the Annual Meeting. Mr. Carroll, Jr. and Mr. Welborn will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Carroll, Jr. and Mr. Welborn will vote your proxy for the election to the Board of Directors of the 11 nominees listed below under “Proposal Number One: Election of Directors,” for the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2023, and for approving the compensation of the named executive officers, detailed below under “Compensation of Directors and Named Executive Officers.” We are not aware of any other matters to be considered at the Annual Meeting. However, if any other matters come before the Annual Meeting, Mr. Carroll, Jr. and Mr. Welborn will vote your proxy on such matters in accordance with their judgment.
Broker non-votes
A broker non-vote occurs when a bank, broker, or other nominee submits a proxy card with respect to shares it holds in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the bank, broker, or other nominee has not received voting instructions from the beneficial owner. Under the rules that govern banks, brokers, or nominees who are voting with respect to shares held in street name, banks, brokers, or nominees have the discretion to vote such shares on routine matters, but not on non-routine matters. The ratification of independent auditors is a routine matter. The election of directors and “say-on-pay” vote are non-routine matters.
Voting and quorum requirements at the Annual Meeting
In order to have a meeting of shareholders, it is necessary that a quorum be present. A quorum will be present if a majority of the shares of issued and outstanding common stock are represented at the Annual Meeting in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will not be counted as having voted either for or against a proposal.
Assuming that a quorum is present
As to any other matter that may be properly brought before the Annual Meeting, your proxy will be voted in the judgment of the proxy holders named in your proxy card deem advisable. As of the date of this proxy statement, our Board does not know of any other matter that is expected to be presented for consideration at the Annual Meeting.
You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. If you are the record holder of the shares, you may do this by (a) signing and delivering another proxy with a later date, (b) by voting in person at the Annual Meeting, or (c) by voting again over the Internet or by telephone prior to 11:59 p.m. Eastern Daylight Time on May 24, 2023. If your shares are held by your bank, broker, or other nominee, you should follow the instructions provided by your bank, broker, or other nominee.
Solicitation of proxies
Solicitations of proxies may be made in person or by mail, telephone, or other means. We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our directors, officers, and employees may assist in soliciting proxies but will not receive additional compensation for doing so.

Past mergers and acquisitions
Cornerstone Bancshares/Legacy SmartFinancial merger
SmartFinancial was incorporated in 1983 and originally headquartered in Chattanooga, Tennessee. SmartFinancial previously operated under the name Cornerstone Bancshares, Inc. On August 31, 2015, the Company completed its merger with legacy SmartFinancial, Inc. (which we refer to as “Legacy SmartFinancial”), with Cornerstone Bancshares, Inc. continuing as the surviving corporation. Cornerstone Bancshares, Inc. subsequently changed its name to “SmartFinancial, Inc.” and relocated its headquarters to Knoxville, Tennessee in 2015. We refer to this merger as the “2015 merger.”
Capstone Bancshares merger
On November 1, 2017, SmartFinancial consummated its merger with Capstone Bancshares, Inc. (“Capstone”), pursuant to an Agreement and Plan of Merger, dated as of May 22, 2017, by and among SmartFinancial, Capstone, SmartBank, and Capstone Bank, an Alabama-chartered commercial bank and wholly-owned subsidiary of Capstone. We refer to this merger as the “Capstone merger.” At the effective time of the Capstone merger, Capstone merged with and into SmartFinancial, with SmartFinancial continuing as the surviving corporation. Immediately following the Capstone merger, Capstone Bank merged with and into SmartBank, with SmartBank continuing as the surviving entity.
Tennessee Bancshares merger
On May 1, 2018, SmartFinancial consummated its merger with Tennessee Bancshares, Inc. (“Tennessee Bancshares”) pursuant to an Agreement and Plan of Merger dated as of December 12, 2017, by and among SmartFinancial, Tennessee Bancshares, and Southern Community Bank, a Tennessee-chartered bank and wholly-owned subsidiary of Tennessee Bancshares. We refer to this merger as the “Tennessee Bancshares merger.” At the effective time of the Tennessee Bancshares merger, Tennessee Bancshares merged with and into SmartFinancial, with SmartFinancial continuing as the surviving corporation. Immediately following the Tennessee Bancshares merger, Southern Community Bank merged with and into SmartBank, with SmartBank continuing as the surviving entity.
Foothills Bancorp merger
On November 1, 2018, SmartFinancial consummated its merger with Foothills Bancorp, Inc. (“Foothills Bancorp”) pursuant to an Agreement and Plan of Merger dated as of June 27, 2018, by and among SmartFinancial, Foothills Bancorp, and Foothills Bank & Trust, a Tennessee-chartered bank and wholly-owned subsidiary of Foothills Bancorp. We refer to this merger as the “Foothills merger.” At the effective time of the Foothills merger, Foothills Bancorp merged with and into SmartFinancial, with SmartFinancial continuing as the surviving corporation. Immediately following the Foothills merger, Foothills Bank & Trust merged with and into SmartBank, with SmartBank continuing as the surviving entity.
Progressive Financial merger
On March 1, 2020, SmartFinancial consummated its merger with Progressive Financial Group, Inc. (“Progressive”) pursuant to an Agreement and Plan of Merger dated as of October 29, 2019, by and between SmartFinancial and Progressive. We refer to this merger as the “Progressive merger.” At the effective time of the Progressive merger, Progressive merged with and into SmartFinancial, with SmartFinancial continuing as the surviving corporation. Immediately following the Progressive merger, Progressive Savings Bank, a Tennessee state-chartered bank and wholly-owned subsidiary of Progressive, merged with and into SmartBank, with SmartBank continuing as the surviving entity.
Fountain Leasing acquisition
On May 3, 2021, SmartFinancial consummated its acquisition with Fountain Leasing, LLC, pursuant to a Purchase Agreement dated May 2, 2021, by and among the Bank and the members of Fountain Leasing, LLC. We refer to this acquisition as the “Fountain acquisition.” Following the closing of the acquisition, on May 4, 2021, the Company changed the name of Fountain Leasing, LLC to Fountain Equipment Finance, LLC (“Fountain”).
Sevier County Bancshares merger
On September 1, 2021, SmartFinancial consummated its merger with Sevier County Bancshares, Inc. (“Sevier County Bancshares”) pursuant to an Agreement and Plan of Merger dated April 13, 2021, by and between SmartFinancial and Sevier County Bancshares. We refer to this merger as the “Sevier County Bancshares merger.”

At the effective time of the Sevier County Bancshares merger, Sevier County Bancshares merged with and into SmartFinancial, with SmartFinancial continuing as the surviving corporation. Immediately following the Sevier County Bancshares merger, Sevier County Bank, a Tennessee state-chartered bank and wholly-owned subsidiary of Sevier County Bancshares, merged with and into SmartBank, with SmartBank continuing as the surviving entity.
Sunbelt Group, LLC acquisition
On September 1, 2022, Rains Agency Inc. (“Rains Agency”), an indirect wholly-owned subsidiary of SmartFinancial, Inc., consummated its acquisition of substantially all the assets of Sunbelt Group, LLC (“Sunbelt”), a Tennessee limited liability company, pursuant to the Asset Purchase Agreement, dated September 1, 2022, by and among Rains Agency, Sunbelt, and A. Mark Slater, the sole member of Sunbelt. We refer this acquisition as the “Sunbelt acquisition.” At the effective time of the Sunbelt acquisition, Rains Agency assumed the acquired assets and assumed liabilities of Sunbelt.

PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS
Nominees and vote required to elect nominees
The Board of Directors currently has 11 members with all serving one year terms. The Nominating Committee of the Board of Directors has proposed the following 11 individuals to serve as directors until the 2024 annual meeting of shareholders, each of whom is currently a member of the Board of Directors.
Cathy G. Ackermann
Victor L. Barrett
William (“Billy”) Y. Carroll, Jr.
William (“Bill”) Y. Carroll, Sr.
Ted C. Miller
David A. Ogle
John Presley
Steven B. Tucker
Wesley M. (“Miller”) Welborn
Keith E. Whaley, O.D.
Geoffrey A. Wolpert
The Board of Directors recommends that you re-elect the above 11 director nominees. If a quorum is present, the directors will be elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees receiving the highest number of votes will be elected directors. Abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the vote on this matter. If you submit a proxy but do not specify how you would like it to be voted, Mr. Carroll, Jr. and Mr. Welborn will vote your proxy to elect the 11 director nominees. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Carroll, Jr. and Mr. Welborn will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in your proxy.
This Proposal Number One gives you as a shareholder the opportunity to vote for or against the above listed directors through the following resolution:
RESOLVED, that the shareholders of SmartFinancial, Inc. elect the following persons as directors of SmartFinancial, Inc. for a term ending at the annual meeting of shareholders of SmartFinancial, Inc. to be held in the year 2024, and until their successors are duly elected and qualified: Cathy G. Ackermann, Victor L. Barrett, William (“Billy”) Y. Carroll, Jr., William (“Bill”) Y. Carroll, Sr., Ted C. Miller, David A. Ogle, John Presley, Steven B. Tucker, Wesley M. (“Miller”) Welborn, Keith E. Whaley, O.D., and Geoffrey A. Wolpert.

Recent adjustments to the size of the Board of Directors
In connection with the Sevier County Bancshares merger, on September 1, 2021, the Board of Directors resolved to increase its size to 12 directors and appoint John Presley as a director of SmartFinancial, effective as of the closing of the merger. Mr. Presley was the former Executive Chairman of Sevier County Bancshares and Sevier County Bank.
On February 15, 2022, the Board of Directors resolved to increase the size of the Board of Directors from 12 to 13 directors, effective immediately. Also on February 15, 2022, the Board of Directors appointed Cathy G. Ackermann as a director of SmartFinancial, effective immediately. Ms. Ackermann is President and CEO of Ackermann Marketing & PR.
One of our existing directors, Monique P. Berke, did not stand for re-election at the 2022 annual meeting of shareholders. Accordingly, following the 2022 annual meeting of shareholders, the size of the Board was reduced from 13 to 12 directors.
On February 23, 2023, the Board of Directors resolved to decrease the size of the Board of Directors from 12 to 11 directors, following the untimely passing of director Ottis H. Phillips, Jr. on February 7, 2023.
Information about the directors
The following table shows, as of March 28, 2023, for each nominee to the Board of Directors: (1) his or her name; (2) his or her age; (3) his or her position(s) with SmartFinancial or SmartBank, other than as a director, if any; and (4) how long he or she has been a director of SmartFinancial, Legacy SmartFinancial and/or SmartBank.
Nominee	Age	Position(s) with SmartFinancial or SmartBank (other than as Director)	Director Since
Cathy G. Ackermann	73	N/A	2022
Victor L. Barrett	70	N/A	2007
William (“Billy”) Y. Carroll, Jr.	54	President & CEO of SmartFinancial, Inc., and President & CEO of SmartBank	2007
William (“Bill”) Y. Carroll, Sr.	83	Vice Chairman of SmartFinancial, Inc. and SmartBank	2007
Ted C. Miller	80	N/A	2007
David A. Ogle	65	N/A	2007
John Presley	62	N/A	2021
Steven B. Tucker	70	N/A	2017
Wesley M. (“Miller”) Welborn	64	Chairman of SmartFinancial, Inc. and SmartBank	2009
Keith E. Whaley, O.D.	52	N/A	2007
Geoffrey A. Wolpert	67	N/A	2007

Set forth below for each director nominee is a discussion of his or her principal occupation and business experience for the past five years. Except as otherwise indicated, each individual has been engaged in his or her present principal occupation for more than five years.
Cathy Ackermann
Cathy Ackermann President and Chief Executive Officer of Ackermann Marketing & PR, a full-service marketing communications firm based in Knoxville, Tennessee with client service offices in Dallas, Texas and Washington, DC, ranked among the Top 100 public relations firms in the country. She is a nationally published author on the topic of integrated marketing and communications and on how to grow a successful professional services firm.

Qualifications and Experience
Leadership: Ms. Ackermann has extensive knowledge of business growth, strategies and marketing. She brings experience in business acuity with her lengthy marketing and PR career. She has been the recipient of numerous awards and accolades for her leadership roles.

Industry & Finance: Ms. Ackermann has been at the helm of Ackermann PR for 40 plus years. She founded the firm in 1982 after serving as Director of Corporate Marketing and Promotions for the 1982 World’s Fair. She was responsible for generating millions in revenue and worked primarily with Fortune 500 companies. Her firm has become one of the top mid-sized, independent PR firms in the South. In its first five years, the company grew over 650 percent, placing Ackermann PR on Inc. magazine’s list of fastest-growing companies in the country, and the firm has continued its track record of growth and impressive client acquisitions.

Civic Involvement: Ms. Ackermann is very involved in community organizations as a volunteer and serves on multiple boards of directors, including East Tennessee Children’s Hospital, UT Development Council, UT College of Communications Board of Visitors and Great Smoky Mountains Institute at Tremont, among others. She is a recent past member of the board of directors of the U.S. Council for PR Firms in New York and is a founding member of the Croft Society, a group of 20 of the top regional PR firms in the country. Past community board involvements include numerous organizations.

Victor L. Barrett
Victor L. Barrett is a co-founder and current partner of The Track Recreation Center, a family entertainment center business with locations in Pigeon Forge, Tennessee, Destin, Florida, and Gulf Shores, Alabama. Prior to 1984, he worked with various oil-related companies in accounting and finance positions in Houston, Texas.

Qualifications and Experience
Leadership: Through his experience in the energy sector and as a successful business owner, Mr. Barrett has developed strong management, leadership, and financial experience. He also brings extensive knowledge of the East Tennessee business community to SmartFinancial.

Industry & Finance: Mr. Barrett has served in various accounting and finance positions, and he is a licensed certified public accountant and in inactive status.

Civic Involvement: He currently serves on the Gatlinburg Airport Authority Board and the City of Pigeon Ford Industrial Development Board. Mr. Barrett has previously served on the Board of the Tennessee Museum of Aviation.

William (“Billy”) Y. Carroll, Jr.
William (“Billy”) Y. Carroll, Jr. currently serves as the President and Chief Executive Officer of SmartBank and SmartFinancial. Prior to starting at the Company in 2007, his financial industry tenure included various management roles, including the position of Board Member, Executive Vice President and Chief Financial Officer with Citizens National Bank in Sevierville, Tennessee.

Qualifications and Experience
Leadership: Mr. Carroll, Jr.’s skills in management, leadership, business operations, accounting and finance have successfully positioned SmartBank throughout its diverse markets.

Industry & Finance: With his many years of experience in the banking sector, he has extensive knowledge of the financial industry, including experience leading a publicly traded company.

Civic Involvement: Active in his community, he has served as: a branch director for the Federal Reserve Bank of Atlanta’s Nashville Branch, a Board member for the Great Smoky Mountains Institute at Tremont, a member of both the University of Tennessee Haslam College of Business Finance Advisory Council and the University’s Chancellor’s Associates, as well as in various capacities with numerous other local organizations. He also currently serves as a director for the Tennessee Bankers Association.

William (“Bill”) Y. Carroll, Sr.
William (“Bill”) Y. Carroll, Sr. served as SmartBank and Legacy SmartFinancial’s Board Chairman from its inception until 2016. Mr. Carroll, Sr. currently serves as Vice Chairman of both SmartBank’s and SmartFinancial’s Boards of Directors. Mr. Carroll, Sr. previously served as the Director of Business development for SmartBank from 2007 to 2019. He began his banking career in 1963 with Hamilton National Bank. He began serving with Citizens National Bank when it opened in 1973. While there, Mr. Carroll, Sr. moved from Vice President to the roles of President, Chief Executive Officer and Chairman of the Board.

Qualifications and Experience
Leadership: With his expansive banking career, Mr. Carroll, Sr. brings a variety of skills and leadership values to the SmartFinancial organization. His role as President and CEO of Citizens National Bank included leading the senior management team through a period of heavy and successful growth. In his current role with SmartBank, he uses his leadership and management skills in business development.

Industry & Finance: With considerable strategic insight and management skills built through his 50 years of experience in the financial industry, Mr. Carroll, Sr. brings a wealth of knowledge about the East Tennessee business community to SmartFinancial.

Civic Involvement: Mr. Carroll, Sr. has served the banking industry in a variety of ways, including: past President and Board member of the Tennessee Bankers Association, past member of the Federal Home Loan Bank of Cincinnati, and member of the State Advisory Council of the U.S. Small Business Administration. Mr. Carroll, Sr. is the recipient of the Leader in Banking Excellence Award from the Tennessee Bankers Association. He also served as past Chairman of the Board of Fort Sanders Medical Center, and is a former member of the University of Tennessee Board of Trustees.

Ted C. Miller
Ted C. Miller currently serves as the Business Manager and Partner of Dolly Parton Productions, a position he has held since 1986. Mr. Miller is the Director and Secretary at World Choice Investments, which owns and operates restaurant and entertainment venues in multiple states and is a partner of newly formed 3 Peaks Custard, LLC, established in January 2021, which owns Andy’s Custard franchises in East Tennessee.

Qualifications and Experience
Leadership: With over 50 years of marketing and strategic planning expertise, Mr. Miller brings unique knowledge and business acumen to the Board of Directors.

Industry & Finance: While serving in the marketing industry, Mr. Miller has developed a deep knowledge of the tourism, recreation, and themed-attractions industry. His prior experience in various business leadership roles further informs his financial industry knowledge and contributes to his ability to lead and execute successful initiatives for impacted growth.

Civic Involvement: Mr. Miller currently serves as the Vice Chairman of the Dollywood Foundation and the Imagination Library.

David A. Ogle
David A. Ogle currently serves as the Lead Independent Director of the Board of Directors. Mr. Ogle was the co-founder and currently serves as President of Five Oaks Development Group. Additionally, he is the founder of Five Oaks/Ogle, Inc., co-founder and President of Oaktenn, Inc., and co-founder and officer of Five Oaks Outlet Centers, Inc. His career also includes extensive development experience in tourism, retail, attraction and lodging sectors.

Qualifications and Experience
Leadership: With his past experience starting and leading multiple commercial endeavors, Mr. Ogle’s extensive background in finance, management, business operations, and strategic development brings valuable strategic leadership to the SmartFinancial Board of Directors.

Industry & Finance: As the founder of a number of commercial enterprises, Mr. Ogle has been one of the leading real estate developers and contractors in East Tennessee over the past quarter century.

Civic Involvement: Highly active in his community, Mr. Ogle is the past Chairman of the Tennessee Real Estate Commission and past Chairman of the Board of Trustees for Carson Newman University. In December 2010, he was conferred an Honorary Doctorate of Business Administration from Carson Newman University. He has also been recognized by Business Tennessee magazine for his success as a Top Commercial Real Estate Developer. In 2007, he was inducted into the East Tennessee Business Hall of Fame.

John Presley	John Presley currently serves as an independent consultant in the banking industry. He recently served as Executive Chairman of Sevier County Bank, Sevierville, Tennessee.

Qualifications and Experience
Leadership: Mr. Presley brings comprehensive skills in management, leadership and business operations. His background in the banking sector will contribute expertise to SmartFinancial’s Board of Directors.

Industry & Finance: Mr. Presley started his career with Ernst & Whitney as an auditor. He soon was recruited by Commerce Financial where he served in various capacities for over 20 years, including starting a de novo bank in Richmond, Virginia and growing it organically to $1 billion in assets in five years. He subsequently served as CFO for National Commerce Financial and led the transaction for their sale to SunTrust. Other positions held include CFO of Marshall & Ilsley Bank, Head of Strategic Initiatives/M&A for Fifth Third Bank, and Lead Director of Lumber Liquidators, and eventually Chairman, President and CEO.

Civic Involvement: Mr. Presley is heavily involved with many charitable organizations including Be The Match and the Leukemia and Lymphoma Society.

Steven B. Tucker
Steven B. Tucker is the past President of Barnett Transportation, a liquid bulk transporter headquartered in Tuscaloosa, Alabama. Mr. Tucker is also a Principal in TriCo Resources, a trailer leasing company, as well as BTI Real Estate. He has an extensive background including service as an officer in the United States Army. After his military career, he joined the national accounting firm of Arthur Andersen, and became a certified public accountant. Mr. Tucker has over 20 years of public accounting experience. Prior to his appointment to the SmartFinancial Board, Mr. Tucker was Chairman of the Board of Directors of Capstone Bancshares, Inc. and Capstone Bank.

Qualifications and Experience
Leadership: In addition to his military career, Mr. Tucker's extensive knowledge of the Alabama business community makes him a valuable asset to SmartFinancial's growth strategy. His accounting experience, leadership skills and business acumen also lend insights that are crucial to SmartFinancial's vision.

Industry & Finance: Through his career as CFO and President of Barnett Transportation and his public accounting experience, Mr. Tucker has developed an extensive knowledge of the Alabama business community and the financial industry.

Civic Involvement: Mr. Tucker’s many years of involvement with the Tuscaloosa Children's Hands-On Museum has included the roles of Treasurer and President. He has served on the Board of the Alabama Trucking Association Workmen's Compensation Fund, as well as other varied civic organizations.

Wesley M. (“Miller”) Welborn
Wesley M. (“Miller”) Welborn currently serves as Chairman of the Board of Directors of SmartFinancial and SmartBank. Mr. Welborn’s career has included a variety of ventures, including former Co-Founding Partner of the Lamp Post Group, a Chattanooga, Tennessee-based venture capital incubator, where he served from 2010 to 2015. He also has served for over 20 years as President of Welborn & Associates, Inc., a Chattanooga, Tennessee-based transportation consulting firm, and is the former President and Chief Executive Officer of the publicly traded trucking company, Boyd Brothers, Inc. Mr. Welborn also serves as a director of Covenant Transportation Group, Inc. (NASDAQ-CVTI).

Qualifications and Experience
Leadership: Mr. Welborn’s expansive and deep knowledge of the Chattanooga community is not only valuable for entrepreneurial and strategic initiatives, but he also provides experience with public company purchase and sale transactions. He brings experience in leadership and business operations with his past role as President & CEO of Boyd Brothers, Inc.

Industry & Finance: Mr. Welborn’s former partnership with Welborn & Associates, Inc. and his role as President & CEO of Boyd Brothers, Inc. showcase his ability to understand high functioning companies, including the inner-workings of publicly traded companies. His involvement as a co-founding partner of the Lamp Post Group also proves his financial knowledge of strategic capital development.

Civic Involvement: Mr. Welborn also serves on the Board of several non-profit organizations.

Keith E. Whaley, O.D.
Keith E. Whaley, O.D. founded Whaley Family Eyecare in Pigeon Forge, Tennessee. He studied at the University of Tennessee at Chattanooga and the University of Tennessee. He earned his Bachelor of Science in Biology and Doctor of Optometry from the Southern College of Optometry.

Qualifications and Experience
Leadership: Dr. Whaley brings a considerable amount of knowledge of the Sevier County, Tennessee market, including his own skills in leadership, strategic development and financial experience with founding his own optometric practice, and serving in a variety of community roles.

Industry & Finance: Dr. Whaley has experience within the Sevier County, Tennessee government system, serving as Mayor of Pigeon Forge, Tennessee from 2007-2011 and currently serves as a Pigeon Forge City Commissioner, position he has held since October 2021. He served as a commissioner on the Sevier County Board of Commissioners from 2013-2021. Dr. Whaley serves as the secretary to the Board of Directors.

Civic Involvement: Dr. Whaley holds memberships in the American Optometric Association, the Tennessee Association of Optometric Physicians (TAOP) and the East Tennessee Society of Optometric Physicians (ETOSP). He served on the TAOP Board of Trustees from 2001-2010. He is also a past Board member for the Pigeon Forge Rotary Club, where he served as President from 2003 to 2004. He formerly served as President of the Business Network International Sevier County Chapter.

Geoffrey A. Wolpert
Geoffrey A. Wolpert is the owner of The Park Grill and The Peddler Steakhouse in Gatlinburg, Tennessee. He has had an outstanding career in the hospitality industry with over 40 years of experience. He also has over 20 years’ experience in the financial industry, including positions on the Board of Directors for both The First National Bank of Gatlinburg and BankFirst, now known as Truist.

Qualifications and Experience
Leadership: Mr. Wolpert has an extensive knowledge of business operations, and he brings strategic leadership and financial experience to the Board of Directors. His expansive career in the hospitality industry also includes a working knowledge of entrepreneurship.

Industry & Finance: Mr. Wolpert has over two decades of serving as a Board member for other financial institutions; his knowledge in the financial industry includes bank mergers and growth strategies.

Civic Involvement: Mr. Wolpert was recognized in 2000 as Volunteer of the Year by the Gatlinburg Chamber of Commerce, and received the 2004 Leadership Award from the United Way of Sevier County. He is also the founding President of the Gatlinburg Gateway Foundation. He is a past President for the Board of Governors for Arrowmont School of Arts & Crafts, and served as Chairman of the Development Committee for the school.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE NOMINEES NAMED ABOVE.

Information about Executive Officers
Rebecca C. Boyd
Rebecca C. Boyd (age 42) has served as Executive Vice President, Chief People Officer of SmartBank since 2020. Ms. Boyd has over 20 years’ experience in the human resources field, and most recently served as the Vice President, Director of Human Resources at SmartBank. Ms. Boyd joined SmartBank in 2016.

Qualifications and Experience
Leadership: Ms. Boyd leads Human Resources and all aspects of people management and culture including training and development, payroll, benefits, strategic planning, merger and acquisition, recruiting, talent management, associate engagement, and HR technology.

Industry & Finance: With over 20 years’ experience, Ms. Boyd’s leadership, knowledge and experience will assist in us supporting and meeting our organization’s objectives and the overall vision of SmartBank.

Civic Involvement: Ms. Boyd is a current member of the Society of Human Resource Management, an active Board member of Make A Wish East Tennessee, University of Tennessee Chancellor Associated and President of East Tennessee Compensation and Benefits Association. Ms. Boyd also volunteers for various regional non-profit organizations.

Cynthia A. Cain
Cynthia A. Cain (age 50) has served as Executive Vice President, Chief Accounting Officer at SmartBank since 2022. Mrs. Cain joined SmartBank in 2019. Mrs. Cain has over 16 years’ experience in the financial industry, and over 25 years of experience in accounting. Mrs. Cain previously served as Senior Vice President in the Accounting Department at South State Bank in Columbia, SC, for 12 years. While serving in various roles, Mrs. Cain had extensive involvement with accounting operations, financial reporting, mergers and acquisitions, stress testing, and strategic planning.

Qualifications and Experience
Leadership: Mrs. Cain oversees the accounting and finance department at SmartBank and plays a key role in financial reporting as well as forecasting and budgeting, which provides valuable input to the banks’ strategic planning process.

Industry & Finance: With over 28 years’ experience, Mrs. Cain has extensive banking and accounting knowledge and has successfully led multiple mergers and acquisitions teams.

Civic Involvement: Mrs. Cain is involved in a variety of non-profit organizations and serves on the board of the All Heart Gunner Foundation.

Gregory L. Davis
Gregory L. Davis (age 56) has served as Executive Vice President, Chief Lending Officer of SmartBank since 2006. He began his career as an examiner for the Tennessee Department of Financial Institutions. In 1998, he started with BankFirst as its Vice President and Commercial Lender. After BankFirst was acquired by BB&T, Mr. Davis served as Senior Vice President and City Executive in Sevier County, Tennessee. He joined SmartBank in 2006, where he currently oversees the commercial, consumer, and SBA lending divisions.

Qualifications and Experience
Leadership: During his career, Mr. Davis has held many leadership roles in the financial services industry, including commercial lending, business development, product sales, and employee development and training.

Industry & Finance: Mr. Davis has had a successful career in the financial industry as both a banker and financial examiner. He also earned the 2002 Sterling Performer Award as BB&T’s East Tennessee Region top commercial lender.

Civic Involvement: Mr. Davis currently serves on the Board of Directors for the Areawide Development Corporation and the Sevier County Electric System.

Ronald J. Gorczynski
Ronald J. Gorczynski (age 57) has served as Executive Vice President, Chief Financial Officer of SmartFinancial and SmartBank since 2019. Mr. Gorczynski joined SmartBank in 2018. He has over 25 years’ experience in the financial industry, and previously served as the Chief Accounting Officer for the Bank of North Carolina in High Point, North Carolina. While serving in this position, he had extensive involvement with corporate responsibilities, including investor relations and corporate governance

Qualifications and Experience
Leadership: Mr. Gorczynski plays a key role in providing valuable input on the strategic vision of the bank, as well as oversite of budgeting, forecasting, and analysis. He oversees investor relations, corporate governance and the company’s merger and acquisition strategy.

Industry & Finance: With over 25 years’ experience in the financial industry, he has extensive banking knowledge in various roles and has successfully led a team through over twenty mergers and acquisitions.

Civic Involvement: He is a member of the American Institute of Certified Public Accountants.

Rhett D. Jordan
Rhett D. Jordan (age 52) has served as Executive Vice President, Chief Credit Officer of SmartBank since 2013. Mr. Jordan has 29 years’ experience in the financial industry, and most recently served as the Senior Vice President, East Tennessee Area Credit Officer for Regions Bank in Knoxville, Tennessee.

Qualifications and Experience
Leadership: Holding a variety of management and executive roles in the banking industry, Mr. Jordan brings an extensive background in management and finance.

Industry & Finance: With 29 years’ experience, Mr. Jordan’s wide array of knowledge and experience assist in the overall vision of SmartBank, derived from as the Chief Credit Officer for Capstone Bank and BankEast.

Civic Involvement: Mr. Jordan is a current member of the Risk Management Association, and a past member of the Association of Financial Professionals and the United Way of East Tennessee Funds Allocation Committee. He has also served on various regional non-profit organization Boards and Committees.

Gary W. Petty, Jr.
Gary W. Petty, Jr. (age 48) has served as Executive Vice President, Chief Risk Officer of SmartFinancial and SmartBank since 2015. Prior to the 2015 merger, Mr. Petty served Cornerstone Bancshares, Inc. in a variety of positions, including Chief Financial Officer, Chief Operating Officer, and Internal Auditor.

Qualifications and Experience
Leadership: Mr. Petty’s diverse skills in finance, management, business operations, and risk management contribute to his success in his current position with SmartFinancial and SmartBank.

Industry & Finance: With over 20 years’ experience in the financial industry, Mr. Petty has held a variety of roles that lend to his wealth of banking knowledge, including serving on the Board of Directors of Bright Bridge, a community development financial institution.

Civic Involvement: Mr. Petty is active in his community and involved with a variety of non-profit organizations.

Each executive officer of SmartFinancial and SmartBank is elected by the Board and the board of directors of SmartBank, respectively, and holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.
Family Relationships
Mr. Carroll, Jr., the President and Chief Executive Officer of SmartFinancial and SmartBank, is the son of Mr. Carroll, Sr., who is the Vice Chairman of the Boards of Directors of SmartFinancial and SmartBank.
Certain Other Related Transactions
Loans to Directors and Executive Officers. SmartFinancial has had, and expects to have in the future, through SmartBank, loans and other banking transactions in the ordinary course of business with its directors (including independent directors) and executive officers, including members of their families or corporations, partnerships or other organizations in which such officers or directors have a controlling interest. These loans are made on substantially the same terms (including interest rates and collateral) as those available at the time for comparable transactions with persons not related to SmartFinancial and did not involve more than the normal risk of collectability or present other unfavorable features. In addition, SmartBank is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. SmartBank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. The aggregate principal amount of loan exposure outstanding to SmartFinancial’s directors, executive officers, and their respective affiliates was approximately $27.0 million as of December 31, 2022.
Dolly Parton Parkway Lease. On March 20, 2018, SmartBank entered into a fifteen year lease (with four, five year renewal options) with Jacob L. Ogle and Taylor Ogle, the sons of director David A. Ogle, for a bank branch located at 710 Dolly Parton Parkway, Sevierville, Tennessee 37862. This lease was subsequently assigned by Mr. Ogle’s sons to a limited liability company, Midnight Pass Holdings, LLC, wholly owned by Mr. Ogle’s sons. The lease is a triple net lease. The initial annual base rent under lease is $63,000, and the annual base rent gradually increases throughout the initial fifteen year term to $96,000 annually in years eleven through fifteen. During 2022, SmartBank paid a total of $75,000 under the lease for base rent payments. The total amount of base rent to be paid under the lease for the remainder of the initial fifteen year lease term is $946 thousand.
Alcoa Lease. On June 1, 2019, SmartBank entered into a fifteen year lease (with three, five year renewal options) with 1419 Parkway, LLC for a bank branch located at 109 Associates Blvd., Alcoa, Tennessee 37701. 1419 Parkway, LLC is wholly-owned by Jacob L. Ogle and Taylor Ogle, the sons of director David A. Ogle. The lease is a triple net lease. The initial annual base rent under lease is $75,000, and the annual base rent gradually increases throughout the initial fifteen year term to $99,000 annually in years eleven through fifteen. During 2022, SmartBank paid a total of $75,000 under the lease for base rent payments. The total amount of base rent to be paid under the lease for the remainder of the initial fifteen year lease term is $1.06 million.
Policies and Procedures for the Approval of Related Person Transactions. The charter of the Company’s Corporate Governance Committee provides that it must approve all transactions between SmartFinancial and related parties, as defined in applicable U.S. Securities and Exchange Commission (“SEC”) rules and regulations. In accordance with this responsibility, the Corporate Governance Committee on a timely basis reviews and, if appropriate, approves all related party transactions. At any time which an executive officer, director or nominee for director becomes aware of any contemplated or existing transaction that, in that person’s judgment, may be a related party transaction, such person is expected to notify the chairperson of the Corporate Governance Committee of the transaction. Generally, the chairperson of the Corporate Governance Committee reviews any reported transaction and may consult with outside legal counsel regarding whether the transaction is, in fact, a related party transaction requiring approval by the Corporate Governance Committee. If the transaction is considered to be a related party transaction, then the Corporate Governance Committee will review the transaction and, in deciding whether to approve the transaction, will consider the factors it deems appropriate under the circumstances, including, but not limited to, the following:
•	the approximate dollar amount involved in the transaction, including the amount payable by or to the related person;
•	the nature of the interest of the related person in the transaction;
•	whether the transaction may involve a conflict of interest;
•
whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

•	the purpose of the transaction and any potential benefits to the Company.
In addition to the Corporate Governance Committee’s written responsibility, as mandated by the Corporate Governance Committee’s charter, to approve related party transactions, the Company also has other written policies and procedures for approving and monitoring related third party transactions. The Corporate Governance Committee will notify the Audit Committee of the related party transaction for disclosure reporting purposes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to the Company with respect to beneficial ownership of the Company’s common stock as of March 28, 2023, for (i) each person (if any) who beneficially owns more than 5.0% of the Company’s common stock, (ii) each director and nominee for director, (iii) the Company’s named executive officers, and (iv) all Company directors and named executive officers as a group.
Directors and Named Executive Officers(1)	Number of Shares of Common Stock Directly or Indirectly Owned	Right to Acquire	Total Number of Shares of Common Stock Beneficially Owned	Percentage of Class of Shares Beneficially Owned as of March 28, 2023(2)
Cathy G. Ackermann	13,621	—	13,621	*
Victor L. Barrett	154,604	—	154,604	*
William (“Billy”) Carroll, Jr.(3)	153,638	—	153,638	*
William (“Bill”) Carroll, Sr.	30,374	—	30,374	*
Greg L. Davis	39,852	—	39,852	*
Ronald J. Gorczynski	16,055	—	16,055	*
Rhett D. Jordan	13,791	—	13,791	*
Ted C. Miller	135,326	—	135,326	*
David A. Ogle	225,533	—	225,533	1.33%
John Presley	60,157	—	60,157	*
Steve B. Tucker	64,867	—	64,867	*
Wesley M. (“Miller”) Welborn	133,270	—	133,270	*
Keith E. Whaley	82,659	—	82,659	*
Geoffrey A. Wolpert	202,066	—	202,066	1.19%
All directors and executive officers as a group (14 persons)	1,325,813	—	1,325,813	7.80%
*	Less than 1%
(1)
Each person is the record owner of and has voting and investment power with respect to his or her shares. The address for each person listed is c/o SmartFinancial, Inc., 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919.

(2)
For each individual, this percentage is determined by assuming the named person exercises all stock options which he or she has the right to exercise within 60 days of March 28, 2023, but that no other persons exercise any stock options. For the directors and executive officers as a group, the percentage is determined by assuming that each director or executive officer exercises all stock options which he or she has the right to exercise within 60 days of March 28, 2023, but that no other persons exercise any stock options. The calculations are based on 17,004,092 shares of SmartFinancial, Inc. common stock outstanding on March 28, 2023, inclusive of 196,648 unvested shares of restricted stock.

(3)	As of March 28, 2023, Mr. Carroll, Jr. has pledged 15,750 shares of SmartFinancial, Inc. common stock that he beneficially owns to secure lines of credit or other indebtedness.
PRINCIPAL OWNERS OF COMMON SHARES
Listed below are the only individuals and entities known by the Company to beneficially own more than 5% of the outstanding common shares of the Company as of March 28, 2023 (assuming that their holdings have not changed from such other date as may be shown below):
Name	Common Shares Beneficially Owned	Percentage of Outstanding Shares
BlackRock, Inc.(1)	1,257,096	7.4%
Kenneth R. Lehman(2)	1,125,437	6.7%
(1)
Based solely on BlackRock, Inc.’s statement on Schedule 13G/A of beneficial ownership as of December 31, 2022, which was filed on January 31, 2023, with the SEC. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(2)
Based solely on Kenneth L. Lehman statement on Schedule 13G/A of beneficial ownership as of December 31, 2022, which was filed on February 8, 2023, with the SEC. The address of Kenneth Lehman is 122 N. Gordan Rd., Ft. Lauderdale, Florida 33301.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
Our business is managed by our employees under the direction and oversight of the Board of Directors. Members of the Board of Directors are kept informed of SmartFinancial’s business through discussions with management, materials provided to them by management, and their participation in meetings of the Board of Directors and in Board committee meetings.
Board Composition and Director Independence
The Board of Directors has determined that each of its members is independent as defined in Nasdaq’s listing rules, with the exception of the following directors, which the Board has determined are not independent: Mr. Carroll, Jr., Mr. Carroll, Sr., and Mr. Welborn. In determining the independence of directors, the Board considered the responses to our annual director and officer questionnaires which indicated no conflicting transactions other than banking transactions with SmartBank and with respect to director Mr. Ogle’s two related party leases. See “Certain other Related Transactions” above.
The Board of Directors has four standing committees: the Audit Committee, the Nominating Committee, the Corporate Governance Committee and the Human Resources and Compensation Committee. The Board limits membership on these committees to independent directors as defined by Nasdaq’s listing standards and the rules and regulations of the SEC. The standing committees advise the Board on policy origination, plan administrative strategy and assure policy compliance through management reporting from areas under their supervision. The duties of these committees and the qualifications of the independent directors are described below.
In addition to these standing committees, the Board has a Strategic Oversight Committee, providing oversight of strategic decisions contemplated by SmartFinancial and SmartBank.
Board Leadership Structure
Currently, Mr. Welborn serves as the Chairman of the Board, Mr. Carroll, Sr. serves as Vice Chairman of the Board, and Mr. Carroll, Jr. serves as our President and Chief Executive Officer. The Board has appointed Mr. Ogle to serve as the lead independent director. The lead independent director provides leadership to, and reports to, the Board of Directors, focused on enhancing effective corporate governance, provides a source of Board leadership complementary to, collaborative with and independent of, the leadership of the chairman and chief executive officer, and promotes best practices and high standards of corporate governance.
Risk Oversight
Oversight of risk management is a central focus of the Board and its committees. The Board regularly receives reports both from committees and from management with respect to the various risks facing the Company, and oversees planning and responding to such risks, as appropriate. The Corporate Governance Committee is responsible for the Board leadership structure, evaluating all areas of governance and that the Board and all of its committees are functioning effectively. The Audit Committee currently has primary responsibility for oversight of financial risk and for oversight of the Company’s risk management processes, including those relating to litigation and regulatory compliance. Under its charter, the Audit Committee is required to discuss the Company’s risk assessment and risk management policies and to inquire about any significant risks and exposures and the steps taken to monitor and minimize such risks. The Human Resource and Compensation Committee is chiefly responsible for compensation-related risks. Under its charter, the Human Resource and Compensation Committee must discuss and review the key business and other risks the Company faces and the relationship of those risks to certain compensation arrangements. Each of these committees receive regular reports from management concerning areas of risk for which the committee has oversight responsibility.
Code of Ethics and Business Conduct
The Company has adopted a Code of Ethics and Business Conduct (the “Code of Ethics”), which contains provisions consistent with the SEC’s description of a code of ethics, which applies to its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer, controller, and persons performing similar functions. The purpose of the Code of Ethics is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to: (1) promote honest and ethical conduct; (2) provide full, fair, accurate, timely and understandable disclosure in reports and documents that SmartFinancial files with the SEC and other public communications by SmartFinancial; (3) assure compliance with applicable governmental laws, rules and regulations; (4) require prompt reporting of any violations of the Code of Ethics; and (5) establish accountability for adherence to the Code of Ethics. Each director is required to read and certify annually that he or she has read, understands and will comply with the Code of Ethics. The Company’s Code of Ethics is available on SmartFinancial’s website at www.smartfinancialinc.com in the Investors area.
Environmental, Social and Governance (“ESG”) Initiatives
The Board is committed to overseeing the Company’s ESG initiatives. The Board considers ESG-related matters throughout the organization with a focus on transparency and continuous improvement. The Company’s ESG initiatives are currently focused on supporting the communities we serve in the areas of affordable housing, community development, and financial education; promoting diversity, equity and inclusion within the Company; and corporate governance best practices. In an effort to further enhance our ESG efforts, the Company commenced an ESG assessment to holistically inventory its ESG activities, and to identify the issues that represent the most significant opportunities to enhance our ESG initiatives and to mitigate ESG-related risks. This ESG assessment extends into 2023 and will include initiatives to strengthen ESG policies and tracking systems to allow for effective reporting on an ongoing basis.
Meetings of the Board of Directors and Committees; Committee Appointments
During 2022, the Board held ten meetings. All directors attended at least 75% of the total number of meetings of the Board and of the Board committees on which they served. The Company does not have a formal policy regarding director attendance at annual shareholders’ meetings, and three of our directors were present at the 2022 annual meeting of our shareholders. Each director is encouraged and expected to attend each year’s Annual Meeting.
Audit Committee
The Audit Committee selects and engages SmartFinancial’s independent registered public accounting firm each year. In accordance with its charter, the Audit Committee, among other things, reviews SmartFinancial’s financial statements, the results of internal auditing, financial reporting procedures, and reports of regulatory authorities, and it regularly reports to the Board with respect to all significant matters presented at meetings of the Audit Committee.
The Board has adopted a charter for the Audit Committee, a copy of which is available on our website at www.smartfinancialinc.com in the Investors area. The Audit Committee is comprised of five non-employee directors: Mr. Barrett, who serves as chair of the Audit Committee, Mr. Ted Miller, Mr. Tucker, Dr. Whaley, and Mr. Wolpert, each of whom is “independent” as defined by Nasdaq’s listing rules. Members of the Audit committee shall be considered “independent” so long as they meet the applicable requirements set forth under the Nasdaq’s Listing Rules and as required by the rules and regulations of the SEC, including Rule 10A-3 promulgated under the Exchange Act.
The Board of Directors has determined that the Audit Committee chair, Mr. Barrett, and Audit Committee member, Mr. Tucker, each meet the SEC criteria for an “Audit Committee financial expert.” The Board of Directors believes that each of the current members of the Audit Committee has education and/or employment experience that provides him or her with appropriate financial sophistication to serve on the Audit Committee. In 2022, the Audit Committee met eight times. In addition to these full meetings, the Audit Committee reviews and approves for issuance or filing the Company’s earnings releases and periodic reports to be filed with the SEC and it usually meets by telephone or video conference to discuss those documents.
Nominating Committee
The Nominating Committee is responsible for: assisting, advising and making recommendations to the Board on the identification, selection, and recommendation of qualified individuals to become Board members; selecting and recommending that the Board approve the director nominees for the annual meeting of shareholders; developing and recommending a Board committee structure and recommending the membership and chairs of committees; overseeing the evaluations of the Board; and overseeing the succession planning for the chief executive officer. The Board has adopted a charter for the Nominating Committee, a copy of which can be viewed on our website at www.smartfinancialinc.com in the Investors area.
The Nominating Committee identifies nominees for the Board by first evaluating the current Board members willing to continue serving as directors. Current Board members with skills and experience that are relevant to our business and who are willing to continue their service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new skills, backgrounds and perspective, in light of our developing needs. If a vacancy exists, the Nominating Committee solicits suggestions for director candidates from a number of sources, which can include other Board members, management, and individuals personally known to members of the Board.
Pursuant to our guidelines for selecting potential new Board members, in selecting and evaluating persons to recommend to the Board as nominees for director, the Nominating Committee strives to select persons who have high integrity and relevant experience and who bring a diverse set of appropriate skills and backgrounds to the Board. In this regard, although the Company does not have a formal policy regarding diversity, the Nominating Committee also gives consideration to matching the geographic base of candidates with the geographic coverage of the Company, and to diversity on the Board that reflects the communities that we serve. The Nominating Committee will also take into account whether a candidate satisfies the criteria for “independence” under Nasdaq’s listing standards. These factors are subject to change from time to time.
The Nominating Committee also evaluates candidates for nomination to the Board who are recommended by shareholders. Shareholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by submitting a written recommendation to SmartFinancial’s secretary at its executive offices. Submissions must include certain information relating to such person that would indicate such person’s qualification to serve on the Board, including that information set forth in our bylaws and such other information relating to such person that is required to be disclosed in connection with solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Nominating Committee will consider recommendations received by a date not later than 120 days before the anniversary date of the mailing of our proxy materials in connection with the prior year’s annual meeting of shareholders for nomination at the next annual meeting. The Nominating Committee will consider nominations received beyond that date at the annual meeting subsequent to the next annual meeting.
There is no difference in the manner in which the Nominating Committee evaluates candidates for membership on the Board based on whether such candidate is recommended by a shareholder, the Nominating Committee, a director or by any other source. No submission for Board nominees by a shareholder was received by the Company with respect to the Annual Meeting.
The Nominating Committee is comprised of Mr. Ogle, who serves as chair of the committee, Mr. Barrett, Mr. Tucker and Mr. Wolpert. Each member of the Nominating Committee is independent, as determined under the definition of independence set forth in Nasdaq’s listing rules. During 2022, the Nominating Committee met three times.
Corporate Governance Committee
The Corporate Governance Committee is responsible for: assisting, advising and making recommendations to the Board on corporate governance matters, including the drafting, reviewing, and adoption of corporate governance guidelines and procedures, and overseeing adherence to corporate governance policies, and recommending to the Board appropriate responses to any violations of the corporate governance guidelines. The Corporate Governance Committee is in charge of conducting an annual review of the Board and of each committee in order to identify any potential functional improvements and ensure compliance with corporate governance policies. The Board has adopted a charter for the Corporate Governance Committee, a copy of which can be viewed on our website at www.smartfinancialinc.com in the Investors area.
The Corporate Governance Committee is comprised of Mr. Wolpert, who serves as chair of the Corporate Governance Committee, Mr. Ted Miller, and Dr. Whaley. Each member of the Corporate Governance Committee is independent, as determined under the definition of independence set forth in Nasdaq’s listing rules and the rules and regulations of the SEC. During 2022, the Corporate Governance Committee met four times.
Human Resources and Compensation Committee
The Human Resources and Compensation Committee assists, advises and makes recommendations to the Board on executive and director compensation matters, including evaluating and recommending to the Board compensation and benefit plans for executives and directors of SmartFinancial, as well as evaluating the performance of SmartFinancial’s executives. The Human Resources and Compensation Committee also has been delegated responsibility for making certain compensation decisions relating to SmartFinancial’s executives and under SmartFinancial’s equity compensation plans. The Human Resources and Compensation Committee solicits the recommendation of our chairman and our president and chief executive officer with respect to compensation determinations concerning the other executive officers of SmartFinancial, Inc., but does not delegate its authority with respect to compensation matters to any other person. The Human Resources and Compensation Committee also reviews all human resources policies and ensures that the personnel needs of SmartFinancial are being met.
The Board has adopted a charter for the Human Resources and Compensation Committee, a copy of which can be viewed on our website at www.smartfinancialinc.com in the Investors area. The Human Resources and Compensation Committee reviews that charter on an annual basis. The Human Resources and Compensation Committee is comprised of Mr. Ogle, who serves as chair of the Human Resources and Compensation Committee, Mr. Barrett, and Mr. Wolpert. Each member of the Human Resources and Compensation Committee is independent, as determined under the definition of independence set forth Nasdaq’s listing rules and the rules and regulations of the SEC. During 2022, the Human Resources and Compensation Committee met four times.
Strategic Oversight Committee
The Strategic Oversight Committee is responsible for assisting the Board in fulfilling its responsibilities in assessing the strategic decisions contemplated and undertaken by the Company. The Strategic Oversight Committee specifically evaluates strategic alternatives by examining decision impacts and exposure in various areas including, but not limited to, earnings, liquidity, capital, asset quality, potential risks and their likelihood and other potential future threats to the Company. Additionally, the Strategic Oversight Committee is tasked with staying informed and updated on current and emerging market trends, escalating internal and external risks and general changing dynamics which may impact the Company’s operating environment. In meeting this mandate, the Strategic Oversight Committee routinely engages with various outside industry professionals including investment bankers, research analysts, consultants and lawyers in order to remain informed and understand the continuously evolving operating conditions facing the Company. The Strategic Oversight Committee is designed to be forward looking in nature, covering trending and emerging topics of strategic interest to the Board.
The Strategic Oversight Committee is comprised of Mr. Tucker, who serves as chair of the Committee, Mr. Ogle, and Mrs. Ackermann. Each member of the Strategic Oversight Committee is independent, as determined under the definition of independence set forth in Nasdaq’s listing rules and the rules and regulations of the SEC. The Strategic Oversight Committee was formed in 2021 and met three times in 2022. By charter, the Strategic Oversight Committee will meet four times per calendar year and have additional meetings, as deemed necessary by the chairman, in consultation with the other Committee members.
Board of Directors Gender and Diversity Information
The below provides aggregate information regarding the gender and demographic background of the Company’s Board of Directors as of March 28, 2023, the record date of the Annual Meeting:
	Male	Female
Gender
Number of Directors	10	1
Demographic Background
White/Caucasian	10	1
Shareholder Communications with Board of Directors
Shareholders are encouraged to communicate with members of our Board of Directors either in person or in writing at any time. Communications are not screened, and written communications are passed on to the Board of Directors for its review and consideration. Written communications should be sent to SmartFinancial, Inc., Attention: Chairman, Audit Committee, 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919.

2022 Director Compensation
The following is a summary of the compensation paid to SmartFinancial, Inc. directors for 2022, and includes fees received as directors of SmartBank, as the case may be. Mr. Carroll, Jr., and Mr. Welborn are not included in the table below, as neither received compensation or fees as a director.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Total ($)
Cathy G. Ackermann(1)	29,583	27,973	57,556
Victor L. Barrett	67,000	32,000	99,000
William (“Bill”) Carroll Sr.(2)	272,042	—	272,042
Ted C. Miller	52,000	32,000	84,000
David A. Ogle	73,000	32,000	105,000
Ottis H. Phillips. Jr.	36,000	32,000	68,000
John Presley	40,000	32,000	72,000
Steve B. Tucker	51,000	32,000	83,000
Keith E. Whaley	44,000	32,000	76,000
Geoffrey A. Wolpert	47,000	32,000	79,000
(1)	Ms. Ackermann was appointed as a director effective February 24, 2022.
(2)	Includes $232,042 of compensation from SmartBank as Director of Business Development.
(3)
Reflects the grant date fair value of shares of restricted stock granted pursuant to the SmartFinancial 2015 Stock Incentive Plan, determined in accordance with FASB ASC Topic 718. Refer to Note 13 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for information regarding the assumptions used to value these awards.

2023 Director Compensation
To reduce any conflict of interest and focus on short-term success rather than long-term success, the compensation for the Board of Directors is limited to set fees for service (committee and board meeting fees) and any other compensation or benefit programs approved by the Board. The Company’s philosophy is to compensate the Board of Directors at the market median (50th percentile) for comparable financial institutions within the region of similar asset size.
In January 2023, acting upon the recommendation of the Human Resources and Compensation Committee, the Board approved the following compensation program for the Board (SmartFinancial and SmartBank combined) and standing committees for 2023:
•	An annual retainer for service on the Board of $32,000;
•	An annual grant of restricted stock having a value of approximately $32,000;
•	An annual retainer for the Lead Independent Director in the amount of $10,000;
•	An annual retainer for Audit Committee members in the amount of $4,000, and an additional annual retainer for the Chairman of the Audit Committee in the amount of $8,000;
•	An annual retainer for the Nominating Committee members in the amount of $3,000, and an additional annual retainer for the Chairman of the Nominating Committee in the amount of $3,000;
•
An annual retainer for the Corporate Governance Committee members in the amount of $4,000, and an additional annual retainer for the Chairman of the Corporate Governance Committee in the amount of $4,000;

•
An annual retainer for the Human Resources and Compensation Committee members in the amount of $4,000, and an additional annual retainer for the Chairman of the Human Resources & Compensation Committee in the amount of $5,000; and

•
An annual retainer for the Strategic Oversight Committee members in the amount of $4,000, and an additional annual retainer for the Chairman of the Strategic Oversight Committee in the amount of $4,000.

Additionally, also approved was compensation amounts for the SmartBank Board committees for 2023 as follows:
•	An annual retainer for the Director Loan Committee members in the amount of $12,000; and
•	An annual retainer for the Asset Liability Committee members in the amount of $4,000.
Pursuant to the program described above, each independent director was granted 1,211 shares of restricted stock on January 26, 2023, which shares, subject to the terms of the applicable grant agreements, vested on January 1, 2024.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion & Analysis (“CD&A”), provides a description of the material elements of our 2022 executive compensation programs for our named executive officers (“NEOs”) of the Company. The Human Resources and Compensation Committee (the “Committee”) of the Board of Directors has the responsibility for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive. The following officers are our NEOs for 2022:
NEO	Title
William (“Billy”) Y. Carroll, Jr.	President and Chief Executive Officer
Wesley M. (“Miller”) Welborn	Chairman of the Board
Ronald J. Gorczynski	Chief Financial Officer
Gregory L. Davis	Chief Lending Officer
Rhett D. Jordan	Chief Credit Officer
2022 Financial Highlights
•	Completed the asset purchase of Sunbelt.
•	Net income totaled $43.0 million, or $2.55 per diluted common share, during the year ended of 2022 compared to $34.8 million, or $2.22 per diluted common share, for the same period in 2021.
•	Net loans and leases growth of $556.2 million from December 31, 2021, with a record high net loans and leases of $3.2 billion at December 31, 2022.
•	Return on average assets was 0.92% for the year ended December 31, 2022, compared to 0.91% for the year ended December 31, 2021.
Compensation Philosophy
The Committee believes that executive compensation should be designed to align the interests of our NEOs with those of our shareholders. Our executive compensation program is designed to reward the achievement of specific short-term, long-term and strategic goals of the Company. The Committee annually reviews our executive compensation philosophy and practices, with the input and support of our independent compensation consultant.
Key attributes of our executive compensation programs:
•	Drive performance relative to clearly defined goals, balancing short-term operational objectives with long-term strategic goals;
•	Align executives’ long-term interests with shareholders by placing a substantial portion of total compensation at risk, contingent on Company performance and the executive’s ongoing employment;
•	Ensure compensation programs have a positively correlated relationship with changes in Company performance and the executive’s individual performance;
•
Attract and retain highly talented and qualified executives to achieve our financial goals and maintain stability in our executive management team through market competitive compensation that aligns executive’s interests with those of our long-term shareholders; and

•	Adequately assess and limit risks in our compensation plans through plan design and clawback provisions.
The Company has a Compensation Philosophy that provides guidance to the Committee when making decisions surrounding the compensation of the NEOs. Our philosophy generally targets near the market median (peer 50 percentile) for NEOs base salaries. We also place a strong emphasis on incentive compensation programs that strive to provide an alignment between pay and performance. The Company believes in rewarding the Executive Officers with significant incentive compensation awards if Company performance is high versus peer (above 75 percentile). This is a critical piece in our compensation plan design and is realized through the ability of the Executive Officers to annually earn both short-term and long-term incentive payouts when performance justifies such awards.
The Committee evaluates both performance and compensation to ensure the Company maintains its ability to attract and retain superior associates in key positions and that compensation provided to key associates remains competitive relative to compensation paid to similarly situated executives of peer companies.

Compensation Best Practices
The Committee utilizes and deploys sound compensation governance that aligns with the Company’s compensation philosophy:
What We Do
•	Provide our NEOs with a performance-based cash incentive plan and a long-term equity incentive plan with multi-year vesting.
•	Compare NEOs compensation levels to peer group and take these results into consideration when making compensation related decisions.
•	Annual advisory “Say on Pay” vote.
•	Stock ownership guidelines and stock holding requirements for the Board of Directors and Executive Vice Presidents and CEO.
•	Committee is composed of independent directors overseeing the Company's executive compensation policies.
•	Utilize an outside independent compensation consultant.
Setting Executive Compensation
Independent Compensation Consultant
The Committee has the sole authority to engage the services of any compensation consultant or advisor. In 2022, the Committee engaged the services of Blanchard Consulting Group (“BCG”), an independent compensation consulting company focused on the banking industry. BCG was hired directly by the Committee and does not provide any other services to Company beyond independent compensation consulting services to the Committee. The Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, in determining that BCG’s work does not raise a conflict of interest. BCG reports directly to Committee, and management has not retained its own consultant. BCG periodically attends meetings of the Committee, physically or by any means of remote communication, and with or without management present. BCG assists the Committee in, among other things, analyzing current compensation conditions in the marketplace generally and among our peers specifically, assessing the competitiveness and appropriateness of compensation levels for our NEOs and Directors, and assists the Committee in its director evaluation process. For the Committee’s use in 2022, BCG produced a comprehensive review of executive and board compensation. The 2022 reviews evaluated the Company’s executive and board compensation to that of a custom peer group, as well as against regional and national banking surveys and BCG database information. The Committee used the findings from these reviews to assist with 2023 compensation related decisions.
Peer Group Selection and Analysis
Since 2021, the Committee has worked with BCG to determine and utilize a peer group of publicly traded banks which is evaluated annually and updated as needed. In 2022, the Company reviewed and assessed whether the 2021 peer group needed modifications for 2022. Since some of the banks in the peer group have been subsequently acquired, adjustments were made and the remaining peer group banks was appropriate for 2022. In 2022, the peer group’s 2021 year-end asset size ranged from approximately $2.5 billion to $10.5 billion, consisting of banks located in the southeastern states. The median asset size of our 2022 peer group for year-end 2021 was $4.7 billion, with the Company’s assets at approximately $4.6 billion for the same time period (the same timeframe as the peer executive compensation reported and analyzed in BCG’s 2022 projects as applicable). Currently, the Company’s assets are approximately $4.6 billion. Our current peer group includes the following 19 financial institutions:
First Bancorp	Capital City Bank Group, Inc.
Live Oak Bancshares, Inc.	Wilson Bank Holding Company
Origin Bancorp, Inc.	Southern First Bancshares, Inc.
Stock Yards Bancorp, Inc.	HomeTrust Bancshares, Inc.
BancPlus Corporation	Home Bancorp, Inc.

The First Bancshares, Inc.	First Guaranty Bancshares, Inc.
Business First Bancshares, Inc.	CapStar Financial Holdings, Inc.
City Holding Company	Red River Bancshares, Inc.
Republic Bancorp, Inc.	Investar Holding Corporation
Great Southern Bancorp, Inc.
Results of “Say on Pay” Vote in 2022
The Committee monitors the results of our annual advisory vote on executive compensation each year. Our advisory say-on-pay proposal at the 2022 annual meeting of shareholders received an affirmative vote of approximately 98% in favor of our 2021 executive compensation program. As a result, the Committee did not implement any specific changes to our executive compensation programs based on the 2022 shareholder advisory vote. The Committee monitors the results of each year’s say-on-pay proposal vote and considers such results as one of many factors in connection with the discharge of its responsibilities. The Company maintains active engagement with our shareholders, communicating directly with the holders of our outstanding common stock each year regarding the Company’s performance and responding to any questions or issues they may raise.
Executive Compensation Components
The executive compensation program consists of the following:
•	base salary;
•	performance-based annual cash incentives;
•	long-term incentive compensation (awarded in the form of restricted stock units with five-year cliff vesting;
•	other benefits, which include certain perquisites; and
•	employment contracts and change in control agreements.
The Committee believes the current mix of these compensation elements provide our NEOs with total annual compensation that is both reasonable and competitive. The intent is for the NEO’s compensation program to be performance-based, where the opportunity to earn higher compensation from our incentive plans, if the Company’s performance warrants. The following depicts the mix of total target direct compensation (salary, target annual incentives, target long-term annual incentive compensation and perquisites) set for our NEOs for 2022:
NEO	Base Salary(1)	Bonus	Target Short- term Annual Incentive Compensation(2)	Target Long- term Annual Incentive Compensation(3)	NEO Perquisites(4)	Total	At-Risk
William (“Billy”) Y. Carroll, Jr.	55%	0%	16%	22%	7%	100%	38%
Wesley M. (“Miller”) Welborn	58%	0%	12%	18%	12%	100%	29%
Ronald J. Gorczynski	61%	0%	12%	18%	9%	100%	30%
Gregory L. Davis	61%	0%	12%	18%	9%	100%	30%
Rhett D. Jordan	61%	0%	12%	19%	8%	100%	31%
(1)	Base salary percentages are based on the amounts disclosed in the “Summary Compensation Table” for Named Executive Officers.
(2)	For more information, see the heading “Annual Executive Cash Incentive Plan” below.
(3)	For more information, see the heading “Long-Term Incentive Plan” below.
(4)	NEO perquisites percentages are based on the amounts disclosed as “All Other Compensation” in the “Summary Compensation Table” for NEOs.
Base Salary
The base salaries of our NEOs are reviewed and set annually as part of the Committee’s performance review process, as well as upon the promotion of an executive officer to a new position or other change in job responsibility. The Committee determined the 2022 base salaries for the NEOs by reviewing market and peer comparisons provided by BCG, which provided peer group median salaries and salary survey data from the banking and financial industry. In addition, the Committee considered the NEOs individual performance and contributions to the Company’s performance.

Base salary levels set the foundation for direct compensation, since the opportunity levels for the NEOs incentive plans are defined as a percentage of salary. The Committee also relied on decisions from the CEO for each of the other NEOs. The base salary increases for the NEOs for 2022 were as follows:
NEO	2021 Base Salary ($)	2022 Base Salary ($)	% Increase
William (“Billy”) Y. Carroll, Jr.	495,000	525,000	6%
Wesley M. (“Miller”) Welborn	300,000	309,000	3%
Ronald J. Gorczynski	270,375	286,597	6%
Gregory L. Davis	270,375	286,597	6%
Rhett D. Jordan	270,375	278,486	3%
Annual Executive Cash Incentive Plan
During the first quarter of 2022, based on consultation and input with BCG, the Committee approved a cash incentive compensation plan that is based upon Company performance as well as individual performance. The purpose of the Annual Executive Cash Incentive Plan (“CIP”) is to align executive pay with performance, drive the Company’s strategic goals, and drive financial results. If performance is below a stated threshold, then no incentive is paid for the applicable component. Any CIP payouts are subject to certain clawback provisions, and the CIP payouts can be adjusted by the Committee based on extraordinary events.
Cash incentives will be paid on an annual basis during the year following the year in which the services were performed and are contingent upon such executive officer's continued employment with the Company through the date of payment. The established short-term cash incentive awards for the NEOs, as percentages of their 2022 base salary, as reflected in the table below.
NEO	Threshold	Target	Maximum
William (“Billy”) Y. Carroll, Jr.	20%	40%	80%
Wesley M. (“Miller”) Welborn	15%	30%	60%
Ronald J. Gorczynski	15%	30%	60%
Gregory L. Davis	15%	30%	60%
Rhett D. Jordan	15%	30%	60%
The 2022 corporate goals in the CIP and actual results are as follows (dollars in thousands):
Summary of Criteria	Percentage Weighting	Threshold	Target	Maximum	2022 Actual Results	Pay Out %
Operating Net Income(1)	50%	$31,480	$34,980	$41,980	$43,330	200%
Net Balance Loan Growth(2)	25%	$2,900,888	$2,968,350	$3,238,200	$3,255,379	200%
Noninterest Income / Revenue(3)	10%	17.35%	18.85%	20.35%	16.77%	0%
(1)
Operating net income is a non-GAAP measure calculated by excluding the following from net income: securities gains and losses, merger related and restructuring expenses and other noncore operating items.

(2)	Amounts represent end of the year loan balances.
(3)	Calculated by taking noninterest income divided by net interest income plus noninterest income.
In addition to the above Company-based metrics, 15% of each NEOs CIP award is based on individual performance or area of responsibility performance during 2022. The criteria relating to this measure includes leadership, strategic planning, succession planning, and financial results of both the Company and their area of responsibility. Each of Messrs. Carroll, Welborn, Gorczynski, Davis and Jordan achieved 200% of the earning opportunity, or maximum payout, assigned to the individual rating.

The 2022 CIP awards are summarized below:
	Company Component			Individual Performance Component
NEO	Weighting	Award Percentage Achievement	Company Component Total ($)	Weighting	Award Percentage Achievement	Individual Performance Component Total ($)	2022 CIP Total ($)
William (“Billy”) Y. Carroll, Jr.	85%	176.5%	315,000	15%	200%	63,000	378,000
Wesley M. (“Miller”) Welborn	85%	175.6%	138,355	15%	200%	27,810	166,165
Ronald J. Gorczynski	85%	175.6%	128,323	15%	200%	25,795	154,118
Gregory L. Davis	85%	175.6%	128,323	15%	200%	25,795	154,118
Rhett D. Jordan	85%	175.6%	124,692	15%	200%	25,064	149,756
The following table shows the total payout opportunity and the total actual payout of annual cash incentives for the performance year ending December 31, 2022:
NEO	2022 CIP Target ($)	2022 CIP Actual ($)	% of Target Awards
William (“Billy”) Y. Carroll, Jr.	210,000	378,000	180.0%
Wesley M. (“Miller”) Welborn	92,700	166,165	179.3%
Ronald J. Gorczynski	85,979	154,118	179.3%
Gregory L. Davis	85,979	154,118	179.3%
Rhett D. Jordan	83,546	149,756	179.3%
Annual Executive Long-Term Incentive Plan
The Company makes awards of restricted stock to the NEOs pursuant to the terms and conditions of SmartFinancial, Inc. 2015 Stock Incentive Plan. The Committee utilizes restricted stock as a long-term retention vehicle for key officers. During the first quarter of 2022, based on consultation and input with BCG, the Committee approved an equity-based Long-Term Incentive Plan (“LTIP”) to support the Company’s pay for performance philosophy and reward key executives for creating long-term shareholder value. The performance goals utilized in the LTIP are linked to both corporate and shareholder performance criteria. If performance is below a stated threshold, then no incentive is available for the applicable component. Any LTIP issuances are subject to certain clawback provisions, and the LTIP can be adjusted by the Committee based on extraordinary events.
The purpose of granting LTIP awards is to provide long-term incentive compensation to complement the short-term focus of the CIP. The LTIP also provides the NEOs with stock ownership, hence stockholder alignment, and provides the Company the opportunity to provide market competitive compensation that is aligned with performance.
The number of shares of restricted stock to be issued is based on a percentage NEOs salary and converted to a share amount on the grant date. Once granted, the award is subject to cliff vesting on the fourth anniversary of the grant date. The established long-term equity incentive awards for the NEOs, as percentages of their 2022 base salary, as reflected in the table below.
NEO	Threshold	Target	Maximum
William “(Billy”) Y. Carroll, Jr.	15%	30%	60%
Wesley M. (“Miller”) Welborn	10%	20%	40%
Ronald J. Gorczynski	10%	20%	40%
Gregory L. Davis	10%	20%	40%
Rhett D. Jordan	10%	20%	40%

The 2022 corporate goals in the LTIP and actual results are as follows (dollars in thousands):
Summary of Criteria	Percentage Weighting	Threshold	Target	Maximum	2022 Actual Results	Pay Out %
Operating Return on Average Tangible Common Equity(1)	50%	9.23%	10.26%	12.31%	13.69%	200%
Operating Earnings per Diluted Common Share Growth(2)	50%	$ 1.87	$2.08	$2.50	$2.57	200%
(1)	Operating return on average tangible common equity is operating earning net income (calculated as provided above) divided by average tangible common equity.
(2)	Operating earnings per diluted common share growth is operating earning net income (calculated as provided above) divided by the diluted number of shares outstanding.
The following table shows the total equity incentive opportunity and the total actual equity incentives for the performance year ending December 31, 2022:
NEO	2022 LTIP Target ($)	2022 LTIP Actual ($)(1)	% of Target Incentive
William (“Billy”) Y. Carroll, Jr.	157,500	315,000	200%
Wesley M. (“Miller”) Welborn	61,800	123,600	200%
Ronald J. Gorczynski	57,319	114,639	200%
Gregory L. Davis	57,319	114,639	200%
Rhett D. Jordan	55,697	111,394	200%
(1)
These equity incentives were earned based on performance for the year ended 2022 but were not granted until January 25, 2023. The actual shares awarded for each Messer. Mr. Carroll, 11,873 shares, Mr. Welborn, 4,659 shares, Mr. Gorczynski, 4,321 shares, Mr. Davis, 4,321 shares, and Mr. Jordan, 4,199 shares.

In addition to the above-described grants, the Board approved and awarded Mr. Carroll a discretionary bonus of $50,013 payable in restricted stock during the year 2022.
Administration of the Incentive Plans
Responsibilities of the Committee
The Committee will have the responsibility to approve, amend, or terminate the Plans as necessary. The actions of the Committee shall be final and binding on all parties. The Committee also has the sole ability to decide if an extraordinary occurrence totally outside of management’s influence, be it a windfall or a shortfall, has occurred during the Plans term, and whether the performance achievement should be adjusted to neutralize the effects of such events.
Responsibilities of the President/CEO
The President/CEO of the Company administers the program directly and provides liaison to the Committee, including the following specific responsibilities:
•
Recommend the participants to be included in the Plan each year. This includes determining if additional associates should be added to the Plan and if any Plan participants should be removed from participating in the Plan.

•
Provide recommendations for the equity incentive award opportunity levels at target and maximum for all other Plan participants. The President/CEO will review the goals/objectives, adjust guideline awards for performance, and recommend final awards to the Committee for their approval.

•	Provide other appropriate recommendations that may become necessary during the life of the Plan.
Clawback Provision for Incentive Plans
The Company may recoup certain incentive compensation previously paid (or due) to plan participants in instances where: (i) the Company issues a material restatement of its financial statements; (ii) a subsequent finding that the financial information or performance metrics used to determine the amount of the incentive compensation are materially inaccurate, in each case regardless of individual fault; (iii) a plan participant engages in unethical or illegal conduct, or intentional misconduct that would rise to termination “for cause”. In addition, the Company may recover any incentive compensation awarded or paid based on a participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with the business of the Company. The purpose of this policy is to help ensure participants act in the best interest of the Company. The Committee will consider all relevant factors and exercise business judgment in determining appropriate amounts to recoup as well as the timing and form of recoupment.
Prohibitions on Hedging
The Company believes it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving the Company’s stock, and it is the Company’s policy that any investing done by Company personnel in Company securities be on a “buy and hold” basis. The Company prohibits all directors and executive officers from engaging in speculative trading and hedging shares of Company securities. This includes prohibitions against short-selling Company securities and transactions in any derivative of Company securities, including buying and writing options. Additionally, the Company’s Insider Trading Policy prohibits trading for directors, officers and certain employees during designated blackout periods and requires approval by the Company’s Compliance Officer prior to any trade.
HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT
The Human Resources and Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis. Based on its review and discussion with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Human Resources and Compensation Committee:
Mr. David A. Ogle, Chair
Mr. Victor L. Barrett
Mr. Geoffrey Wolpert

COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS
SUMMARY COMPENSATION TABLE
The following table shows the compensation SmartFinancial paid for the years ended December 31, 2022, 2021 and 2020, to (i) its chief executive officer during the fiscal year ended December 31, 2022, (ii) its chief financial officer during the fiscal year ended December 31, 2022, and (iii) its three most highly compensated executive officers (other than its chief executive officer and chief financial officer) serving as executive officers at December 31, 2022, who earned over $100,000 for the fiscal year ended December 31, 2022 (collectively, the “Named Executive Officers”).
NEO	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(6)	Total ($)
William (“Billy”) Y. Carroll, Jr. President and Chief Executive Officer	2022	519,952	—	50,013	378,000	63,318	1,011,283
	2021	494,930	297,500	175,617(4)	—	61,562	1,029,609
	2020	475,539	175,000	98,735	—	60,078	809,352

Wesley M. (“Miller”) Welborn Chairman	2022	307,990	—	—	166,165	66,045	540,199
	2021	300,795	120,000	118,888	—	59,392	599,076
	2020	303,596	112,815	66,836	—	57,896	541,143

Ronald J. Gorczynski Chief Financial Officer	2022	285,201	—	—	154,118	40,516	479,834
	2021	269,696	108,150	67,550	—	38,026	483,422
	2020	267,628	85,000	37,975	—	34,900	425,503

Gregory L. Davis(5) Chief Lending Officer	2022	286,219	—	—	154,118	41,401	481,738

Rhett D. Jordan(5) Chief Credit Officer	2022	278,416	—	—	149,756	35,758	463,930
(1)	Amounts in this column reflect the annual bonus paid for the applicable year.
(2)
Amounts in this column reflect the aggregate grant date fair value of restricted stock awards granted in 2022, 2021 and 2020 pursuant to the SmartFinancial 2015 Stock Incentive Plan, determined in accordance with FASB ASC Topic 718. Refer to Note 13 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for information regarding the assumptions used to value these awards.

(3)
Stock awards earned based on performance during 2022 pursuant to the Executive Long-Term Incentive Plan were granted on January 25, 2023, and therefore not included in the Stock Awards column of the Summary Compensation Table for 2022. See “Compensation Discussion and Analysis” section for more information about the 2022 Long-Term Incentive Plan.

(4)
The grant date fair value of Mr. Carroll’s grant of 1,934 restricted shares in 2022 was inadvertently included in the amount reported for Stock Awards for 2021. The grant date fair value of this grant is included for 2022 and the amount reported for 2021 has been corrected accordingly.

(5)	Messer’s Davis and Jordan were not NEOs for years 2021 and 2020.
(6)	All other compensation amounts for 2022 are detailed below:
	William (“Billy”) Y. Carroll, Jr.	Wesley M. (“Miller”) Welborn	Ronald J. Gorczynski	Gregory L. Davis	Rhett D. Jordan
401k Match	$12,200	$12,200	$12,200	$12,200	$11,737
Auto Allowance	3,894	4,912	9,000	4,428	5,218
Club Memberships	25,000	25,000	—	—	—
Medical Premium	21,025	21,025	17,627	21,025	17,803
Group-Term Life Insurance	1,199	2,907	1,690	3,748	1,000
Totals	$63,318	$66,045	$40,516	$41,401	$35,758

2022 Grants of Plan-Based Awards
The following table contains information about the named executive officers’ plan-based awards during 2022.
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
NEO	Grant Date	Threshold	Target	Maximum
William (“Billy”) Y. Carroll, Jr.	3/15/22	105,000	210,000	420,000	1,934(2)	50,013
Wesley M. (“Miller”) Welborn		46,350	92,700	185,400	—	—
Ronald J. Gorczynski		42,990	85,979	171,758	—	—
Gregory L. Davis		42,990	85,979	171,758	—	—
Rhett D. Jordan		41,773	83,546	167,092	—	—
(1)	Reflects annual cash incentive opportunities under the CIP.
(2)	The Board approved and awarded Mr. Carroll a discretionary bonus of $50,013, which was paid in the form of restricted stock.
Outstanding Equity Awards at 2022 Fiscal Year-End
The following table shows the number of outstanding shares of restricted stock held by the Named Executive Officers.
	Stock Awards
NEO	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
William (“Billy”) Y. Carroll, Jr.	2,000	55,000
	6,500	178,750
	6,500	178,750
	6,500	178,750
	1,934	53,185
Wesley M. (“Miller”) Welborn	4,400	121,000
	4,400	121,000
	4,400	121,000
Ronald J. Gorczynski	2,500	68,750
	2,500	68,750
	2,500	68,750
Gregory L. Davis	2,500	68,750
	2,500	68,750
	2,500	68,750
Rhett D Jordan	2,500	68,750
	2,500	68,750
	2,500	68,750
(1)
Reflects outstanding restricted shares. Generally, Mr. Carroll, Jr.’s; 2,000 shares vest on January 25, 2023; 6,500 shares vest on January 1, 2024; 6,500 shares vest on January 1, 2025; 6,500 shares vest on January 1, 2026 and 1,934 shares vest on March 14, 2025: Mr. Welborn’s; 4,400 shares vest on January 1, 2024; 4,400 shares vest on January 1, 2025; and 4,400 shares vest on January 1, 2026; Each of Mr. Gorczynski, Mr. Davis and Mr. Jordon’s; 2,500 shares vest on January 1, 2024; 2,500 shares vest on January 1, 2025; and 2,500 shares vest on January 1, 2026. Each Named Executive Officer’s shares vest pro rata on an accelerated basis upon his death or disability and may, at the discretion of the Company’s Board of Directors, fully vest upon a change in control.

(2)	Based on the closing price of SmartFinancial common stock on December 30, 2022, the last trading day of our fiscal year ($27.50).

Option Exercises and Stock Vested in 2022
The following table sets forth information concerning the exercise of stock options and the vesting of restricted stock units for our Named Executive Officers during the year ended December 31, 2022.
	Option Awards		Stock Awards
NEO	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares received Upon Vesting (#)(1)	Value Realized on Vesting ($)(2)
William (“Billy”) Y. Carroll, Jr.	—	—	10,000	257,000
Wesley M. (“Miller”) Welborn	7,275	122,320	7,500	192,750
Ronald J. Gorczynski	—	—	—	—
Gregory L. Davis	—	—	—	—
Rhett D. Jordan	—	—	10,000	257,000
(1)	Reflects the difference between the exercise price and the per shar closing price of the common stock on the date of exercise.
(2)	The dollar amounts shown are determined by multiplying the number of shares that vested by the per share closing price of the common stock on the vesting date.
Potential Termination Payments and Benefits
Change-in-Control and Employment Agreements
Mr. Carroll, Jr. On March 9, 2020, the Company entered into a new employment agreement with Mr. Carroll, Jr. containing provisions for an annual base salary, the opportunity to achieve incentive compensation and annual bonus, and certain other provisions, as described below.
Compensation. Mr. Carroll, Jr.’s employment agreement provides for (i) an initial base salary of $470,000, subject to annual review by the Company’s Board of Directors, (ii) an annual cash bonus based on achievement of performance measures established by the Board of Directors, and (iii) retirement and health and welfare benefits available to employees of the Company generally. In addition, Mr. Carroll, Jr. receives a Company-owned automobile and an annual allowance of $25,000 for a club membership.
Term. Mr. Carroll, Jr.’s employment agreement has an initial term of two years, and thereafter will automatically renew for additional one-year terms, unless either party gives the other party written notice of non-renewal at least 60 days prior to the end of the then-current term.
Severance Pay. In the event that Mr. Carroll, Jr.’s employment is terminated by the Company without “cause” or by the Mr. Carroll, Jr. for “good reason” (as such terms are defined in the employment agreement), Mr. Carroll, Jr. would be entitled to receive a severance payment equal to one times his base salary, payable over 12 months following his termination, plus payment of COBRA health insurance premiums for 12 months following his termination.
Restrictive Covenants. To receive severance benefits under his employment agreement, Mr. Carroll, Jr. must enter into a separation agreement with the Company containing a full release of claims and covenant not to sue, and comply with certain restrictive covenants, including non-competition and non-solicitation of customers and employees for a period of one year following termination of employment.
Severance on Change of Control. In the event Mr. Carroll, Jr.’s employment is terminated by the Company without “cause” or by Mr. Carroll, Jr. for “good reason” within 18 months following a “change in control” of the Company (as defined in the employment agreement), Mr. Carroll, Jr.’s employment agreement would entitle him to receive a severance payment equal to 2.99 times the sum of his base salary and the average of the two most recent annual cash bonuses paid to him prior to his termination, payable in a lump sum, plus payment of COBRA health insurance premiums for 18 months following his termination.
Mr. Gorczynski. On March 9, 2020, the Company entered into an employment agreement with Mr. Gorczynski containing provisions for an annual base salary, the opportunity to achieve incentive compensation and annual bonus, and certain other provisions, as described below.

Compensation. Mr. Gorczynski’s employment agreement provides for (i) an initial base salary of $257,500, subject to annual review by the Company’s Board of Directors, (ii) an annual cash bonus based on achievement of performance measures established by the Board of Directors, and (iii) retirement and health and welfare benefits available to employees of the Company generally. In addition, Mr. Gorczynski receives an automobile allowance of $750 per month.
Term. Mr. Gorczynski’s employment agreement has an initial term of two years, and thereafter will automatically renew for additional one-year terms, unless either party gives the other party written notice of non-renewal at least 60 days prior to the end of the then-current term.
Severance Pay. In the event that Mr. Gorczynski’s employment is terminated by the Company without “cause” or by Mr. Gorczynski for “good reason” (as such terms are defined in the employment agreement), Mr. Gorczynski would be entitled to receive a severance payment equal to one times his base salary, payable over 12 months following his termination, plus payment of COBRA health insurance premiums for 12 months following his termination.
Restrictive Covenants. To receive severance benefits under his employment agreement, Mr. Gorczynski must enter into a separation agreement with the Company containing a full release of claims and covenant not to sue, and comply with certain restrictive covenants, including non-competition and non-solicitation of customers and employees for a period of one year following termination of employment.
Severance on Change of Control. In the event Mr. Gorczynski’s employment is terminated by the Company without “cause” or by Mr. Gorczynski for “good reason” within 18 months following a “change in control” of the Company (as defined in the employment agreement), Mr. Gorczynski would be entitled to receive a severance payment equal to 2 times the sum of his base salary and the average of the two most recent annual cash bonuses paid to him prior to his termination, payable in a lump sum, plus payment of COBRA health insurance premiums for 18 months following his termination.
Mr. Davis. On March 9, 2020, the Company entered into an employment agreement with Mr. Davis containing provisions for an annual base salary, the opportunity to achieve incentive compensation and annual bonus, and certain other provisions, as described below.
Compensation. Mr. Davis’ employment agreement provides for (i) an initial base salary of $257,500, subject to annual review by the Company’s Board of Directors, (ii) an annual cash bonus based on achievement of performance measures established by the Board of Directors, and (iii) retirement and health and welfare benefits available to employees of the Company generally. In addition, Mr. Davis receives a company-owned automobile.
Term. Mr. Davis’ employment agreement has an initial term of two years, and thereafter will automatically renew for additional one-year terms, unless either party gives the other party written notice of non-renewal at least 60 days prior to the end of the then-current term.
Severance Pay. In the event that Mr. Davis’ employment is terminated by the Company without “cause” or by Mr. Davis for “good reason” (as such terms are defined in the employment agreement), Mr. Davis would be entitled to receive a severance payment equal to one times his base salary, payable over 12 months following his termination, plus payment of COBRA health insurance premiums for 12 months following his termination.
Restrictive Covenants. To receive severance benefits under his employment agreement, Mr. Davis must enter into a separation agreement with the Company containing a full release of claims and covenant not to sue, and comply with certain restrictive covenants, including non-competition and non-solicitation of customers and employees for a period of one year following termination of employment.
Severance on Change of Control. In the event Mr. Davis’ employment is terminated by the Company without “cause” or by Mr. Davis for “good reason” within 18 months following a “change in control” of the Company (as defined in the employment agreement), Mr. Davis would be entitled to receive a severance payment equal to 2 times the sum of his base salary and the average of the two most recent annual cash bonuses paid to him prior to his termination, payable in a lump sum, plus payment of COBRA health insurance premiums for 18 months following his termination.
Mr. Jordan. On March 9, 2020, the Company entered into an employment agreement with Mr. Jordan containing provisions for an annual base salary, the opportunity to achieve incentive compensation and annual bonus, and certain other provisions, as described below.

Compensation. Mr. Jordan’s employment agreement provides for (i) an initial base salary of $257,500, subject to annual review by the Company’s Board of Directors, (ii) an annual cash bonus based on achievement of performance measures established by the Board of Directors, and (iii) retirement and health and welfare benefits available to employees of the Company generally. In addition, Mr. Jordan receives a company-owned automobile.
Term. Mr. Jordan’s employment agreement has an initial term of two years, and thereafter will automatically renew for additional one-year terms, unless either party gives the other party written notice of non-renewal at least 60 days prior to the end of the then-current term.
Severance Pay. In the event that Mr. Jordan’s employment is terminated by the Company without “cause” or by Mr. Jordan for “good reason” (as such terms are defined in the employment agreement), Mr. Jordan would be entitled to receive a severance payment equal to one times his base salary, payable over 12 months following his termination, plus payment of COBRA health insurance premiums for 12 months following his termination.
Restrictive Covenants. To receive severance benefits under his employment agreement, Mr. Jordan must enter into a separation agreement with the Company containing a full release of claims and covenant not to sue, and comply with certain restrictive covenants, including non-competition and non-solicitation of customers and employees for a period of one year following termination of employment.
Severance on Change of Control. In the event Mr. Jordan’s employment is terminated by the Company without “cause” or by Mr. Jordan for “good reason” within 18 months following a “change in control” of the Company (as defined in the employment agreement), Mr. Jordan would be entitled to receive a severance payment equal to 2 times the sum of his base salary and the average of the two most recent annual cash bonuses paid to him prior to his termination, payable in a lump sum, plus payment of COBRA health insurance premiums for 18 months following his termination.
Mr. Welborn. During 2022, the Company was not party to an employment agreement with Mr. Welborn. Mr. Welborn’s base salary for 2022 was $309,000. Mr. Welborn was eligible to participate in both the CIP and LTIP. In addition, Mr. Welborn receives a Company-owned automobile and an annual allowance of $25,000 for a club membership.
On March 9, 2020, SmartFinancial entered into an Executive Change in Control Agreement with Mr. Welborn. Mr. Welborn’s Executive Change in Control Agreement provides that if a change in control of the Company occurs and immediately following the change in control, Mr. Welborn will not be employed by, serve on the board of directors of, or be compensated for services rendered in any capacity by the Company or any successor or affiliate of the Company, then the Company (or its successor) will pay to Mr. Welborn a lump sum amount within 60 days following the change in control equal to 2 times the sum of his base salary immediately prior to the change in control and the average of the two most recent annual cash bonuses paid to him prior to the change in control.
To receive severance benefits under the agreement, Mr. Welborn must enter into a separation agreement with the Company containing a full release of claims and covenant not to sue, and comply with certain restrictive covenants, including non-competition and non-solicitation of customers and employees for a period of one year following his termination of employment.

Summary of Potential Termination Payments and Benefits
The following table describes the potential payments and benefits that would have been payable to the NEOs under our existing plans and agreements, assuming (1) a termination of employment, and/or (2) a change in control occurred, in each case, on December 31, 2022. The closing market price of the Company’s common stock on that date was $27.50 per share. None of the NEOs would be eligible for any of these payments if they were terminated for cause.
NEO	Death ($)	Disability ($)	Termination without Cause or for Good Reason ($)	Termination without Cause/Good Reason in connection with a Change in Control ($)
William (“Billy”) Y. Carroll, Jr.
Salary	—	—	525,000	1,569,750
Bonus	—	—	—	706,388
Medical Benefits	—	—	21,025	31,538
Equity Awards	644,435	644,435	374,234	644,435
BOLI Death Benefit	500,000	—	—	—
Total	1,144,435	644,435	920,259	2,952,111

Wesley M. (“Miller”) Welborn
Salary	—	—	—	618,000
Bonus	—	—	—	232,815
Medical Benefits	—	—	—	31,538
Equity Awards	363,000	363,000	207,717	363,000
BOLI Death Benefit	500,000	—	—	—
Total	863,000	363,000	207,717	1,245,353

Ronald J. Gorczynski
Salary	—	—	286,597	573,194
Bonus	—	—	—	193,150
Medical Benefits	—	—	16,627	24,940
Equity Awards	206,250	206,250	118,021	206,250
BOLI Death Benefit	400,000	—	—	—
Total	606,250	206,250	421,244	997,534

Gregory L. Davis
Salary	—	—	286,597	573,194
Bonus	—	—	—	193,150
Medical Benefits	—	—	21,025	31,538
Equity Awards	206,250	206,250	118,021	206,250
BOLI Death Benefit	400,000	—	—	—
Total	606,250	206,250	425,643	1,004,132

Rhett D. Jordan
Salary	—	—	278,486	556,972
Bonus	—	—	—	156,112
Medical Benefits	—	—	17,803	26,705
Equity Awards	206,250	206,250	118,021	206,250
BOLI Death Benefit	400,000	—	—	—
Total	606,250	206,250	414,310	946,040

Pay Versus Performance
The following table summarizes the total compensation paid to our principal executive officer (i.e., our President and Chief Executive Officer) (“PEO”) and Non-PEO NEOs versus the performance of the Company for the fiscal years ended December 31, 2022, 2021 and 2020.
					Value of Initial Fixed $100 Investment Based On
Year	Summary Compensation Table Total PEO ($)	Compensation Actually Paid to PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(2)	Total Shareholders Return ($)	Peer Group Total Shareholder Return ($)(3)	Net Income ($) (in thousands)	Company Selected Measure– Operating Net Income ($) (in thousands)(4)
2022	1,011,283	958,814	491,425	455,800	120.22	111.47	43,022	43,332
2021	1,029,608	1,002,074	541,249	649,473	118.35	126.43	34,790	37,502
2020	809,352	632,857	478,478	338,936	77.69	90.82	24,332	27,355

(1)
Compensation Actually Paid (“CAP”) amounts include total compensation as reported in the Summary Compensation Table, less the grant date fair value of stock awards (RSA), plus the change in fair value of equity awards during the reported year. A reconciliation of CAP to total compensation as reported in the Summary Compensation Table is shown in the table below.

(2)
William (“Billy”) Carroll, Jr. was the PEO for each of 2022, 2021 and 2020. The non-PEO NEOs included in the average calculations for 2022 are Messrs. Wesley M. Welborn, Ronald J. Gorczynski, Gregory L. Davis and Rhett D. Jordan and for 2021 and 2020, Wesley M. Welborn and Ronald J. Gorczynski.

(3)
Peer group total shareholder return reflects the S&P SmallCap Bank Index, which is a market-capitalization-weighted index that tracks the performance of NYSE and NASDAQ-listed banks, insurance underwriters and specialty lenders in S&P's coverage universe with $250 million to $1 billion market capitalization as of most recent pricing data. The S&P SmallCap Bank Index is the same index used for our performance graph disclosed in our Annual Report on Form 10-K for the year ended December 31, 2022.

(4)
We selected operating net income, which is a non-GAAP measure, as the most important performance measurement for 2022. Operating net income is calculated by excluding the following from net income: securities gains and losses, merger related and restructuring expenses and other noncore operating items.

Year	Summary Compensation Table Total ($)	Deduct: Stock Awards ($)	Add: Change in Value of Stock Awards during FY ($)	Add: Change in Value of Options during FY ($)	Add: Dividends on Restricted Stock ($)	Compensation Actually Paid ($)
William (“Billy”) Y. Carroll, PEO
2022	1,011,283	(50,013)	(10,418)	—	7,962	958,814
2021	1,029,608	(175,617)	140,523	—	7,560	1,002,074
2020	809,352	(98,735)	(82,760)	—	5,000	632,857

Average Non-PEO NEO's
2022	491,425	—	(13,013)	(25,461)	2,849	455,800
2021	541,249	(93,219)	131,175	67,076	3,192	649,473
2020	478,478	(52,406)	(48,505)	(40,085)	1,454	338,936
Description of Relationships Among Pay Versus Performance Measures
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our PEO and Non-PEO NEOs and Company performance for the fiscal years listed below. The Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Relationship Between PEO and Non-PEO NEOs Compensation Actually Paid and Company Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

Relationship Between PEO and Non-PEO NEOs Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our Net Income each of the three most recently completed fiscal years.

Relationship Between PEO and Non-PEO NEOs Compensation Actually Paid and Operating Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our operating net income during the three most recently completed fiscal years.

Relationship Between Company TSR and Peer Group TSR
The following chart compares our cumulative TSR over the three most recently completed fiscal years to that of the S&P SmallCap Bank Index over the same period.

Tabular List of Important Financial Measures
The most important financial performance measures used by the Company in 2022 to set the compensation for its principal executive officer, or PEO and all of its non-PEO Named Executive Officers are listed below:
•	Operating Net Income
•	Net Balance Loan Growth
•	Noninterest Income / Revenue
•	Operating Return on Average Tangible Common Equity
•	Operating Earnings per Diluted Common Share Growth

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the following information about the relationship of the annual total compensation of our associates and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
In determining the median employee for 2022, we examined the Box 5 wages reported on the 2022 Form W-2 for all individuals, excluding the CEO, who received compensation during 2022 through December 31, 2022. Once we identified our median associate, we determined the annual total compensation of our median associate for 2022. We then calculated the CEO’s and median associate’s 2022 total compensation in a comparable manner to the CEO compensation provided in the Summary Compensation Table.
For 2022, the total compensation paid to the CEO as $1,011,283. The total of all compensation paid to the median associate was $54,017. The CEO pay to median associate pay was approximately 19 to 1.
The pay ratio identified above is a reasonable estimate calculated in a manner consistent with SEC rules. Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company’s workforce, as well as the assumptions and methodologies used in the calculating the pay ratio, as permitted by SEC rules.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the Company stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons, the Company believes that during the fiscal year ended December 31, 2022, its officers, directors and greater than ten percent beneficial shareholders timely complied with all applicable Section 16(a) filing requirements, except that Ms. Ackermann filed one Form 4 late with one transaction. Messer’s Carroll, Jr., Welborn, Gorczynski and Davis each filed one Form 4 late reporting one transaction each and Mr. Jordan filed three late Form 4’s, each with one transaction.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors oversees the accounting and financial reporting processes of the Company, the audits of the Company’s financial statements, the qualifications of the public accounting firm engaged as the Company’s independent auditor and the performance of the Company’s internal and independent auditors. The Audit Committee’s function is more fully described in its Board approved charter, available on our website: www.smartfinancialinc.com in the Investors area. The Audit Committee reviews that charter on an annual basis. The Board annually reviews the Nasdaq listing standards’ definition of “independence” for Audit Committee members and applicable SEC rules related to Audit Committee member independence and has determined that each member of the Audit Committee meets those standards.
Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management must adopt accounting and financial reporting principles, internal controls and procedures that are designed to ensure compliance with accounting standards, applicable laws and applicable regulations. The Audit Committee met with management regularly during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors. The Audit Committee also discussed with the Company’s senior management and independent auditors the process used for certifications by the Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, which are required for certain of the Company’s filings with the SEC.
The Audit Committee is responsible for hiring and overseeing the performance of the Company’s independent registered public accounting firm. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. FORVIS, LLP (“FORVIS”) has served as the independent registered public accounting firm for the Company since 2022. In accordance with Nasdaq Rule 5605, FORVIS is registered as a public accounting firm with the Public Company Accounting Oversight Board (“PCAOB”).
The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ending December 31, 2022 with management. The Audit Committee also met separately with both management and FORVIS to discuss and review those financial statements and reports prior to issuance. Management has represented, and FORVIS has confirmed to the Audit Committee, that the financial statements were prepared in accordance with generally accepted accounting principles.
The Audit Committee has discussed with FORVIS the applicable matters required to be discussed by the Securities and Exchange Commission and the PCAOB.
The Audit Committee received from and discussed with FORVIS the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees), as amended and as adopted by the PCAOB in Rule 3200T. The Audit Committee has received the written disclosure and letter from FORVIS required by applicable requirements of the PCAOB regarding independence and has discussed with FORVIS the auditor’s independence.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of directors that the Company’s audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2022.
Submitted by the Audit Committee:
Victor L. Barrett, Chair
Ted C. Miller
Steven B. Tucker
Keith E. Whaley O.D.
Geoffrey A. Wolpert

PROPOSAL NUMBER TWO
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board has appointed FORVIS, LLP (“FORVIS”) to serve as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2023. FORVIS served as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2022. There are no affiliations between SmartFinancial and FORVIS or its partners, associates, or employees, other than those which pertain to the engagement of FORVIS as independent auditors for the Company and for certain permitted consulting services. Representatives of FORVIS are expected to be in virtual attendance at the Annual Meeting and will be afforded the opportunity to make a statement. The representatives will also be available to respond to questions. The Audit Committee recommends that shareholders vote in favor of ratification of such appointment.
Shareholder approval of the selection of FORVIS as our independent auditors is not required by law, by our bylaws, or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment and compensation of the independent auditor and for oversight of the audit work. The Audit Committee will consider the results of the shareholder vote on this proposal and, in the event of a negative vote, will reconsider its selection of FORVIS, but is not bound by the shareholder vote.
Even if the FORVIS appointment is ratified by the Company’s shareholders, the Audit Committee may, in its discretion, appoint a new independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.
This Proposal Number Two gives you as a shareholder the opportunity to ratify the selection of FORVIS as the independent registered public accounting firm of the Company through the following resolution:
RESOLVED, that the shareholders of SmartFinancial, Inc. approve and ratify the selection of FORVIS, LLP as the independent registered public accounting firm of SmartFinancial, Inc. for its fiscal year ending December 31, 2023.

The following table presents the aggregate fees billed to SmartFinancial for professional services rendered by FORVIS for the fiscal years ended December 31, 2022 and 2021:
Services	2022	2021
Audit Fees(1)	$334,630	$278,740
Audit Related Fees(2)	31,645	76,500
Tax Fees	—	—
All Other Fees	—	—
Total	$366,275	$355,240
(1)	Includes fees related to the Company's annual independent integrated audit of the consolidated financial statements, quarterly reviews and reports on internal control over financial reporting.
(2)	Fees for acquisition related audit procedures, audit of U.S. Housing and Urban Development assisted programs and an employee benefit plan audit.
The charter of the Audit Committee provides that the duties and responsibilities of the Audit Committee include the pre-approval of all services that may be provided to SmartFinancial by independent registered public accounting firms whether or not related to the audit. In the fiscal years 2022 and 2021, the fees described above were approved by the Audit Committee.
This Proposal Number Two will be approved if the number of shares of common stock present at the annual meeting, in person, or represented by proxy and entitled to vote on this proposal vote “for” the matter exceed the number of shares of common stock that vote “against” the matter. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.
OUR BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF FORVIS, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2023.

Changes in and Disagreement with Accountants on Accounting and Financial Disclosure
As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on June 16, 2021 (the “Filing Date”), on June 10, 2021, the Audit Committee dismissed Dixon Hughes Goodman LLP (“DHG”) as the Company's principal independent registered public accounting firm. DHG served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2020.
The audit reports of DHG on the Company’s consolidated financial statements for each of the fiscal years ended December 31, 2020 and 2019 did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company's fiscal years ended December 31, 2020 and 2019, and the subsequent interim period from January 1, 2021 through June 10, 2021, there were (i) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and DHG on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of DHG, would have caused DHG to make reference to the subject matter of the disagreement in connection with DHG’s reports on the Company’s consolidated financial statements for 2020 and 2019, and (ii) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions).
The Audit Committee conducted a competitive process to review the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. The Audit Committee invited multiple firms to participate in this process. As a result of this process and following careful deliberation, on June 10, 2021, the Audit Committee of the Company’s Board of Directors approved the engagement of FORVIS (formerly BKD, LLP) the Company's principal independent registered public accounting firm for the Company’s fiscal year ended December 31, 2021, subject to the completion of FORVIS’s standard client acceptance procedures.
During the Company’s fiscal years ended December 31, 2020 and 2019, and the subsequent interim period from January 1, 2021 through June 10, 2021, neither the Company nor anyone acting on its behalf consulted with FORVIS regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and neither a written report nor oral advice was provided to the Company that FORVIS concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” (as defined in Item 304(a)(1)(iv) and Item 304(a)(1)(v) of Regulation S-K and the related instructions, respectively).
The Company provided DHG with a copy of the disclosures contained herein prior to filing with the SEC and requested that DHG furnish it with a letter addressed to the SEC stating whether DHG agrees with the statements made above, if not, stating the respects in which it does not agree. A copy of DHG's letter dated June 16, 2021 was attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on the Filing Date.

PROPOSAL NUMBER THREE
ADVISORY VOTE ON THE COMPENSATION OF SMARTFINANCIAL’S NAMED
EXECUTIVE OFFICERS
SmartFinancial believes that the compensation for the Named Executive Officers, as described in “Compensation of Named Executive Officers and Directors” on page 31 of this proxy statement, is based on a pay-for-performance culture and is strongly aligned with the long-term interests of SmartFinancial’s shareholders. SmartFinancial believes that this culture helps executives focus on prudent risk management and appropriately rewards them for performance. Each year, as required by Section 14A of the Exchange Act, SmartFinancial gives you, as a shareholder, the opportunity to endorse the compensation for our named executive officers. The proposal described below, commonly known as a “Say on Pay” proposal, gives you the opportunity to approve, on an advisory basis, such compensation as described in this proxy statement.
SmartFinancial also believes that both the Company and its shareholders benefit from responsive corporate governance policies and consistent dialogue and that the extensive disclosure of compensation information provided in this proxy statement provides you, SmartFinancial shareholders, the information you need to make an informed decision as you weigh the pay of the Named Executive Officers in relation to the Company’s performance.
This Proposal Number Three gives you as a shareholder the opportunity to endorse or not endorse the compensation the Company paid to the Named Executive Officers through the following resolution:
RESOLVED, that the shareholders of SmartFinancial, Inc. approve the compensation of the Named Executive Officers of SmartFinancial, Inc. set forth in the Summary Compensation Table and Narrative for Fiscal Year 2022 section of this proxy statement and described by the same.”

This proposal will be approved if the number of shares of common stock present at the annual meeting, in person, or represented by proxy and entitled to vote on this proposal vote “for” the matter exceed the number of shares of common stock that vote “against” the matter. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.
Because your vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote when considering future executive compensation arrangements for SmartFinancial’s Named Executive Officers.
Unless the Board modifies its policy on the frequency of future “Say on Pay” advisory votes, the next “Say on Pay” vote will be held at the 2024 annual meeting of shareholders.
This Proposal Number Three is provided as required pursuant to the Exchange Act.
OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THIS PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

OTHER MATTERS
We know of no other matters to be submitted to our shareholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. Discretionary authority with respect to such matters is granted by execution of the enclosed proxy.
DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
FOR 2024 ANNUAL MEETING
Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in our proxy statement and form of proxy for our 2024 annual meeting must submit their proposals so that they are received by us at our principal executive offices, addressed to our Corporate Secretary, no later than December 13, 2023. Shareholder proposals not submitted for inclusion in next year’s proxy statement and form of proxy, but instead sought to be presented directly at our 2024 annual meeting of shareholders, may be brought before the annual meeting generally so long as we receive notice of the proposal, addressed to our Corporate Secretary, at our principal executive offices, not more than 120 days or less than 90 days prior to the one year anniversary of our 2023 Annual Meeting of shareholders (i.e., between January 26, 2024 and February 25, 2024) and the proposal otherwise complies with the Company’s bylaws. Proposals must comply with the Company's bylaws relating to shareholder proposals and certain SEC regulations in order to be included in the Company's proxy materials. The notice of a proposed director nomination must include the information required in the Company’s bylaws regarding director nominations by shareholders, as well as information that would be required to be disclosed in the solicitation of proxies for the election of directors under federal securities laws, including Rule 14a-19 of the Exchange Act.
ANNUAL REPORT
A copy of our annual report for our fiscal year ended December 31, 2022, is being made available concurrently with this proxy statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.
FORM 10-K
We filed an annual report on Form 10-K with the SEC on March 16, 2023. Shareholders may obtain a copy of our annual report, including any amendments thereto, without charge, by writing to our Corporate Secretary at our principal executive offices, located at 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919.

SmartFinancial, Inc.

SMARTFINANCIAL, INC.
5401 KINGSTON PIKE, SUITE 600
KNOXVLLE, TN 37919

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/24/2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/24/2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Cathy G. Ackermann
02 Victor L. Barrett
03 William Y. Carroll, Jr.
04 William Y. Carroll, Sr.
05 Ted C. Miller
06 David A. Ogle
07 John Presley
08 Steven B. Tucker
09 Wesley M. Welborn
10 Keith E. Whaley, O.D
11 Geoffrey A. Wolpert

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the appointment of FORVIS, LLP as the Company's independent registered public accountants for the fiscal year ending December 31, 2023.	▢	▢	▢
3. To approve, on a non-binding advisory basis, the compensation of SmartFinancial's named executive officers as listed in these proxy materials.	▢	▢	▢

NOTE: To transact any other business as may properly come before the annual meeting or any adjournment of the annual meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000605094_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com

SMARTFINANCIAL, INC.
Annual Meeting of Shareholders
May 25, 2023 2:30 PM
This proxy is solicited by the Board of Directors

By signing below, you appoint Wesley M. (Miller) Welborn and William (Billy) Y. Carroll, Jr. to be your proxies. This appointment applies to each of them separately and allows them to appoint substitutes as needed. You are empowering them to vote all of your shares of common stock of SmartFinancial, Inc. at the 2023 annual meeting of the Company's shareholders, which will be held on May 25, 2023, beginning at 2:30 p.m. EDT, at the main office of SmartBank, 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919, and at any adjournment of the annual meeting. If you wish to revoke your proxy and vote in person at the annual meeting, please arrive at the meeting location no later than 1:30 p.m. so that the Company can confirm the number of shares eligible to vote.

Your proxies will vote on the proposals described in the accompanying proxy statement as you specify on this card. If you do not specify how you want your proxies to vote, your proxies will vote "FOR" the election of the 11 director nominees listed in the proxy statement, "FOR" ratification of the appointment of the Company's independent registered public accounting firm, and "FOR" approving the compensation of the named executive officers.

If any other matters properly come before the annual meeting, your proxies will vote on these matters in accordance with their judgment.

0000605094_2 R1.0.0.6

Continued and to be signed on reverse side